EXHIBIT 10.72

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                       STOCK AND ASSET PURCHASE AGREEMENT

                      ------------------------------------

                                     Between

                       SPECTRA PHYSICS HOLDINGS USA, INC.,

                            SPECTRA PRECISION AB, AND

                     SPECTRA PRECISION EUROPE HOLDINGS, BV,

                                   as SELLERS

                                       and

                            TRIMBLE ACQUISITION CORP.

                                  as PURCHASER

                            Dated as of May 11, 2000

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                                TABLE OF CONTENTS
                                                                            Page


ARTICLE I. DEFINITIONS     12

   SECTION 1.1 Certain Defined Terms..........................................12

ARTICLE II. PURCHASE AND SALE       18

   SECTION 2.1 Purchase and Sale of the Shares and SPAB Assets................18
   SECTION 2.2 Purchase Price.................................................18
   SECTION 2.3 Closing........................................................18
   SECTION 2.4 Closing Deliveries by the Sellers..............................18
   SECTION 2.5 Closing Deliveries by the Purchaser............................18
   SECTION 2.6 Adjustment of Purchase Price...................................18
   SECTION 2.7 Estimated Net Debt and Estimated Working Capital Adjustments...19

ARTICLE III. REPRESENTATIONS AND WARRANTIES OF THE SELLERS    20

   SECTION 3.1 Organization, Authority and Qualification of the Sellers.......20
   SECTION 3.2 Organization, Authority and Qualification of the Companies.....20
   SECTION 3.3 Capital Stock of the Companies; Ownership of the Shares........20
   SECTION 3.4 Subsidiaries...................................................21
   SECTION 3.5 Corporate Books and Records....................................22
   SECTION 3.6 No Conflict....................................................22
   SECTION 3.7 Consents and Approvals.........................................22
   SECTION 3.8 Financial Information, Books and Records, Projections
                and Operating Data............................................23
   SECTION 3.9 No Undisclosed Liabilities.....................................23
   SECTION 3.10 Receivables...................................................23
   SECTION 3.11 Inventories...................................................23
   SECTION 3.12 Conduct in the Ordinary Course; Absence of Certain
                 Changes, Events and Conditions...............................23
   SECTION 3.13 Litigation....................................................25
   SECTION 3.14 Compliance with Laws..........................................25
   SECTION 3.15 Environmental Compliance and Other Permits and Licenses;
                 Related Matters..............................................25
   SECTION 3.16 Intellectual Property.........................................26
   SECTION 3.17 Real Property.................................................28
   SECTION 3.18 Material Contracts............................................28
   SECTION 3.19 Assets........................................................28
   SECTION 3.20 Customers.....................................................29
   SECTION 3.21 Suppliers.....................................................29
   SECTION 3.22 Employee Benefit Matters......................................29
   SECTION 3.23 Labor Matters.................................................31
   SECTION 3.24 Taxes.........................................................31
   SECTION 3.25 Insurance.....................................................32
   SECTION 3.26 Product and Service Warranties................................32
   SECTION 3.27 Brokers.......................................................32
   SECTION 3.28 Certain Interests.............................................32

ARTICLE IV. REPRESENTATIONS AND WARRANTIES OF THE PURCHASER   33

   SECTION 4.1 Organization and Authority of the Purchaser....................33
   SECTION 4.2 No Conflict....................................................33
   SECTION 4.3 Governmental Consents and Approvals............................33
   SECTION 4.4 Investment Purpose.............................................33
   SECTION 4.5 Litigation.....................................................33
   SECTION 4.6 Brokers........................................................33
   SECTION 4.7 Commitment Letter..............................................33

ARTICLE V. ADDITIONAL AGREEMENTS    33

   SECTION 5.1 Conduct of Business Prior to the Closing.......................33
   SECTION 5.2 Access to Information..........................................33

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   SECTION 5.3 Confidentiality................................................34
   SECTION 5.4 Regulatory and Other Authorizations; Notices and Consents......34
   SECTION 5.5 Notice of Developments.........................................35
   SECTION 5.6 Environmental Study and Remedial Action........................35
   SECTION 5.7 No Solicitation................................................35
   SECTION 5.8 Use of Intellectual Property...................................35
   SECTION 5.9 Non-Competition................................................35
   SECTION 5.10 Further Action................................................36
   SECTION 5.11 Audited Financial Statements..................................36
   SECTION 5.12 Non-Solicitation of Employees.................................36

ARTICLE VI. EMPLOYEE MATTERS        37

   SECTION 6.1 Employment Liabilities.........................................37
   SECTION 6.2 Employee Benefit Plans - General...............................37
   SECTION 6.3 WARN Act.......................................................37

ARTICLE VII. TAX MATTERS...37

   SECTION 7.1 Indemnity......................................................37
   SECTION 7.2 Returns and Payments...........................................38
   SECTION 7.3 Refunds........................................................38
   SECTION 7.4 Contests.......................................................38
   SECTION 7.5 Conveyance Taxes...............................................39
   SECTION 7.6 Miscellaneous..................................................39
   SECTION 7.7 Purchase Price Allocation......................................39
   SECTION 7.8 Section 338(h)(10) Election....................................39

ARTICLE VIII. CONDITIONS TO CLOSING 40

   SECTION 8.1 Conditions to Obligations of the Sellers.......................40
   SECTION 8.2 Conditions to Obligations of the Purchaser.....................40

ARTICLE IX. INDEMNIFICATION         42

   SECTION 9.1 Survival of Representations and Warranties.....................42
   SECTION 9.2 Indemnification by the Sellers.................................42
   SECTION 9.3 Limits on Indemnification......................................44
   SECTION 9.4 Tax Matters....................................................44
   SECTION 9.5 Indemnification by the Purchaser...............................45

ARTICLE X. TERMINATION AND WAIVER   45

   SECTION 10.1 Termination...................................................45
   SECTION 10.2 Effect of Termination.........................................46
   SECTION 10.3 Waiver........................................................46

ARTICLE XI. GENERAL PROVISIONS      46

   SECTION 11.1 Expenses......................................................46
   SECTION 11.2 Notices.......................................................46
   SECTION 11.3 Public Announcements..........................................47
   SECTION 11.4 Headings......................................................47
   SECTION 11.5 Severability..................................................47
   SECTION 11.6 Entire Agreement..............................................47
   SECTION 11.7 Assignment....................................................47
   SECTION 11.8 No Third Party Beneficiaries..................................47
   SECTION 11.9 Amendment.....................................................48
   SECTION 11.10 Governing Law................................................48
   SECTION 11.11 Counterparts.................................................48
   SECTION 11.12 Specific Performance.........................................48
   SECTION 11.13 Further Assurances...........................................48




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EXHIBITS

Exhibit 1 Commitment  Letter [not  submitted  in filing]
Exhibit 2 Form of SPAB Asset Purchase  Agreement [not submitted in filing]
Exhibit 3 Form of Note [not submitted in filing]
Exhibit 4 Form of Purchaser  Parent Guaranty [not submitted in filing]
Exhibit 5 Form of Sellers' Parent Guaranty [not submitted in filing]

SCHEDULES

Schedule 1            List GAAP Deviations [not submitted in filing]
Schedule 1.1(a)       Excluded Assets [not submitted in filing]
Schedule 1.1(b)       Material Subsidiaries [not submitted in filing]
Schedule 2            Working Capital Worksheet [not submitted in filing]
Schedule 3.1          List of Seller Representatives [not submitted in filing]
Schedule 3.3          No Repurchases, Redemptions, etc.[not submitted in filing]
Schedule 3.4(a)       List of Subsidiaries [not submitted in filing]
Schedule 3.4(b)       Joint Ventures [not submitted in filing]
Schedule 3.4(d)       Pre-emptive Rights [not submitted in filing]
Schedule 3.4(g)       No Partnerships [not submitted in filing]
Schedule 3.7(a)       Government Consents and Approvals[not submitted in filing]
Schedule 3.7(b)       Consents to Assignment of Material Contracts and
                        Assets [not submitted in filing]
Schedule 3.8(a)(i)    Financial Statements [not submitted in filing]
Schedule 3.8(a)(ii)   Reference Balance Sheet [not submitted in filing]
Schedule 3.9          No Undisclosed Liabilities [not submitted in filing]
Schedule 3.10         Receivables List [not submitted in filing]
Schedule 3.11         Inventories, Lists of Facilities; Title to
                        Inventories [not submitted in filing]
Schedule 3.12(iii)    Conduct in Ordinary Course:  No Indebtedness
                        [not submitted in filing]
Schedule 3.12(v)      Conduct in Ordinary Course:  No Dividends
                        [not submitted in filing]
Schedule 3.12(vi)     Conduct in Ordinary Course:  No Material Changes in
                        Operations [not submitted in filing]
Schedule 3.12(viii)   Conduct in Ordinary Course:  No Capital Expenditures in
                        Excess of  Certain Amounts [not submitted in filing]
Schedule 3.12(x)      Conduct in Ordinary Course:  No Sales of Properties or
                        Assets [not submitted in filing]
Schedule 3.12 (xvi)   Conduct in Ordinary Course: Changes in Accounting
                        Methods [not submitted in filing]
Schedule 3.12(xxi)    Conduct in Ordinary Course:  No Terminations
                        [not submitted in filing]
Schedule 3.13         Litigation [not submitted in filing]
Schedule 3.15(a)(i)   Environmental:  Permits [not submitted in filing]
Schedule 3.15(a)(ii)  Environmental:  Practices [not submitted in filing]
Schedule 3.15(a)(iii) Environmental:  Compliance [not submitted in filing]
Schedule 3.15(a)(iv)  Environmental:  Non-Transferable Permits
                        [not submitted in filing]
Schedule 3.15(b)      Environmental:  No Release of Hazardous Materials
                        [not submitted in filing]
Schedule 3.15(c)      Environmental:  No UST's [not submitted in filing]
Schedule 3.15(d)      Environmental:  No PCB's  [not submitted in filing]
Schedule 3.15(e)      Environmental:  No Inspections [not submitted in filing]
Schedule 3.15(f)      Environmental:  No Knowledge [not submitted in filing]
Schedule 3.16(a)(i)   Intellectual Property:  Assignments Recorded
                        [not submitted in filing]
Schedule 3.16(a)(ii)  Intellectual Property:  No Conflict
                        [not submitted in filing]
Schedule 3.16(b)      Intellectual Property:  Ownership
                        [not submitted in filing]
Schedule 3.16(d)(ii)  Intellectual Property:  Effectiveness
                        [not submitted in filing]
Schedule 3.16(d)(iii) Intellectual Property:  No Termination
                        [not submitted in filing]
Schedule 3.16(e)(1)   Intellectual Property: Third Party Assignments
                        [not submitted in filing]
Schedule 3.16(e)(2)   Intellectual Property: Products [not submitted in filing]
Schedule 3.17(a)      Real Property:  Street Addresses [not submitted in filing]
Schedule 3.17(b)      Real Property:  Zoning; Leasing [not submitted in filing]
Schedule 3.18(a)      Material Contracts:  Effectiveness; List
                        [not submitted in filing]
Schedule 3.18(b)      Material Contracts:  No Defaults [not submitted in filing]
Schedule 3.18(c)      Material Contracts:  No Preferential Purchase Rights
                        [not submitted in filing]
Schedule 3.19         Assets [not submitted in filing]
Schedule 3.20         Customers [not submitted in filing]
Schedule 3.21         Suppliers [not submitted in filing]
Schedule 3.22(a)      Employee Benefit Matters': List [not submitted in filing]

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Schedule 3.22(b)      Employee Benefit Matters': Multi-Employee Plans
                        [not submitted in filing]
Schedule 3.22(g)      Employee Benefit Matters': Investment Contract
                        [not submitted in filing]
Schedule 3.22(h)      Employee Benefit Matters': ADA [not submitted in filing]
Schedule 3.22(i)      Employee Benefit Matters': Overseas Employees
                        [not submitted in filing]
Schedule 3.23(j)      Labor Matters:  Unions [not submitted in filing]
Schedule 3.24 (b)     Taxes; Audits; Extensions [not submitted in filing]
Schedule 3.25         Insurance [not submitted in filing]
Schedule 3.28(a)      Certain Interests:  Executives [not submitted in filing]
Schedule 3.28(b)      Certain Interests:  No Relationships
                        [not submitted in filing]
Schedule 3.28(c)      Certain Interests:  No Liabilities
                        [not submitted in filing]
Schedule 4.5          Litigation [not submitted in filing]
Schedule 5.1          Conduct of Business [not submitted in filing]
Schedule 8.2(r)       Other Transactions [not submitted in filing]


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STOCK AND ASSET PURCHASE  AGREEMENT,  dated as of May 11, 2000,  between SPECTRA
PHYSICS HOLDINGS USA, INC., a Delaware corporation ("SPUSA"), SPECTRA PRECISION AB, a corporation organized and existing under the laws of Sweden ("SPAB"), SPECTRA PRECISION EUROPE HOLDINGS BV, a private limited liability company organized and existing under the laws of the Netherlands ("SPBV") (SPUSA, together with SPBV, and SPAB, the "Sellers"), and TRIMBLE ACQUISITION CORP., a California corporation (the "Purchaser").

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                              W I T N E S S E T H:

WHEREAS, the Sellers, directly and through the Companies (as herein defined) and the Subsidiaries (as herein defined) are engaged in the business of laser-based and sonic-based instrumentation surveying systems for the construction, agricultural and surveying industries at various locations in the United States and other countries (which activities, as currently conducted by the Companies and the Subsidiaries, are hereinafter referred to as the "Business"); and WHEREAS, the Sellers wish to sell to the Purchaser, and the Purchaser (directly or through one or more Affiliates of Purchaser) wishes to purchase from the Sellers, the Business, including, without limitation, all right, title and interest of the Sellers in and to the property and assets of the Business, and in connection therewith the Purchaser is willing to assume certain liabilities of the Sellers relating thereto, all upon the terms and subject to the conditions set forth herein; NOW, THEREFORE, in consideration of the premises and the mutual agreements and covenants hereinafter set forth, the Purchaser and the Sellers hereby agree as follows:

                                   DEFINITIONS

     Certain Defined Terms. As used in this Agreement, the following terms shall have the following meanings:

"Acquisition  Documents" has the meaning specified in Section 9.1.
"Action" means any claim, action, suit, arbitration, proceeding or announced investigation by or before any Governmental Authority.
"Affiliate" means, with respect to any specified Person, any other Person that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such specified Person. "Agreement" or "this Agreement" means this Stock and Asset Purchase Agreement, dated as of May 11, 2000, between the Sellers and the Purchaser (including the Exhibits and Schedules hereto) and all amendments hereto made in accordance with theprovisions of Section 11.9.
"Assets" has the meaning specified in Section 3.19.
"Business Day" means any day that is not a Saturday, a Sunday or other day on which banks are required or authorized by law to be closed in The City of San Francisco. "Business Interruption Costs" shall mean all out-of-pocket manufacturing costs and other out-of-pocket costs (e.g., sales and marketing, shipping and administrative costs) relating to the Purchaser's business from and after the Closing, plus any and all lost before tax profits, resulting from any interruption of the Purchaser's business activities conducted on or from any of the Real Property to the extent caused by any Remedial Actions unless covered by insurance.
"CERCLA" means the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended through the date hereof.
"Closing" has the meaning  specified in Section 2.3.
"Closing Balance Sheet" means the unaudited consolidated balance sheet of the Business to be prepared pursuant to Section 2.6(a) and to be dated as of the Closing Date.
"Closing Date" has the meaning specified in Section 2.3.
"Code" means the Internal Revenue Code of 1986, as amended through the date hereof.
"Commitment Letter" means that certain commitment letter and summary of terms and conditions attached hereto as Exhibit 1.
"Companies" means SPINC, the SPBV Companies, SPAB, and the SPAB Companies and "Company" shall mean any one of the foregoing.
"Companies' Accounting Practices" means those accounting practices of the Sellers that are consistent with past practices and methods and in compliance with the Sellers' accounting policies, as modified, if relevant, by the Working Capital Worksheet. Any differences between Companies' Accounting Practices and U.S. GAAP are listed on Schedule 1 hereto.
"Confidentiality Agreement" means the Bi-Lateral Non-Disclosure Agreement between Thermo Instrument Systems Inc. and Trimble Navigation Limited dated as of December 20, 1999.
"Control" (including the terms "controlled by" and "under common control with"), with respect to the relationship between or among two or more Persons, means the possession, directly or indirectly or as trustee or executor, of the power to direct or cause the direction of the affairs or management of a Person, whether through the ownership of voting securities, as trustee or executor, by contract or otherwise, including, without limitation, the ownership, directly or indirectly, of securities having the power to elect a majority of the board of directors or similar body governing the affairs of such Person.
"Encumbrance" means any security interest granted in assets located in the United States or similar security right granted outside of the United States, pledge, mortgage, lien (including, without limitation, environmental and tax liens), encumbrance, adverse claim, preferential arrangement or restriction of any kind, including, without limitation, any restriction on the use, voting, transfer, receipt of income or other exercise of any attributes of ownership.

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"Environment"   means   buildings   and  other   facilities,   surface   waters,
groundwaters,  soil, subsurface strata and ambient air.
"Environmental Claims" means any and all administrative, regulatory or judicial actions, suits, demands, demand letters, claims, liens, notices of non-compliance or violation, proceedings, consent orders or consent or settlement agreements relating in any way to any Environmental Law or any Environmental Permit (hereafter "Claims"), including, without limitation,
(a) any and all Claims or directions by Governmental Authorities for enforcement, investigation, cleanup, removal, response, remedial or other actions or damages pursuant to any applicable Environmental Law and
(b) any and all  Claims  by any  Person  seeking  damages (including  natural
resource  damages),  contribution,   indemnification,  cost recovery,
compensation  or  injunctive  relief  (i)  resulting  from  Hazardous
Materials; (ii) arising from injury to health, safety or the Environment resulting from the release of Hazardous Materials by the Companies or any Subsidiary; or (iii) otherwise relating to the existence of any Hazardous Materials on or under any Real Property or any Real Property previously owned or operated by the Companies or any Subsidiary.
"Environmental Condition" means a condition relating to or arising or resulting from a failure to comply with any applicable Environmental Law or Environmental Permit or a Release of Hazardous materials in the Environment.
"Environmental Laws" means any Law, now in effect or as hereafter amended, and any judicial or administrative interpretation thereof, including any judicial or administrative order, consent decree or judgment, relating to the environment, health, safety or Hazardous Materials, including but not limited to CERCLA; the Resource Conservation and Recovery Act, 42 U.S.C.ss.ss.
6901 et seq.; the Hazardous Materials Transportation Act, 49 U.S.C.ss.ss. 6901 et seq.; the Clean Water Act, 33 U.S.C.ss.ss. 1251 et seq.; the Toxic Substances Control Act, 15 U.S.C.ss.ss. 2601 et seq.; the Clean Air Act, 42 U.S.C.ss.ss. 7401 et seq.; the Safe Drinking Water Act, 42 U.S.C.ss.ss. 300f et seq.; the Atomic Energy Act, 42 U.S.C.ss.ss. 2011 et seq.; the Federal Insecticide, Fungicide and Rodenticide Act, 7 U.S.C.ss.ss. 136 et seq. and analogous state, provincial and foreign laws.
"Environmental Permits" means all permits, approvals, identification numbers, licenses and other authorizations required under any applicable Environmental Law.


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"Environmental  Study"  has the  meaning  specified  in Section  5.6.
"Excluded Assets" shall mean those assets set out on Schedule 1.1(a). "ERISA" has the meaning specified in Section 3.22(a).
"Financial Statements" means the unaudited consolidated balance sheet of the Business as of October 2, 1999, and the unaudited statements of income, for the three-month and nine-month periods ended October 2, 1999, of the Business, copies of which are attached as Schedule 3.8(a)(i).
"Governmental Authority" means any United States federal, state or local or any foreign government, governmental, regulatory or administrative authority, agency or commission or any court, tribunal, or judicial or arbitral body.
"Governmental Order" means any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority.
"Hazardous Materials" means (a) petroleum and petroleum products, radon, radioactive materials, asbestos in any form that is friable, urea formaldehyde foam insulation, and transformers or other equipment that contain polychlorinated biphenyls, and (b) any other chemicals, materials or substances defined as or included in the definition of "hazardous substances", "hazardous wastes", "hazardous materials", "extremely hazardous wastes", "restricted hazardous wastes", "toxic substances", or "toxic pollutants" under any applicable Environmental Law.
"HSR Act" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.
"Indebtedness"  means, with respect to any Person,  (a) all indebtedness of such Person, whether or not contingent, for borrowed money (exclusive of trade payables), (b) all obligations of such Person for the deferred purchase price of property or services (exclusive of trade payables), (c) all obligations of such Person evidenced by notes, bonds, debentures or other similar instruments, (d) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the Sellers or lender under such agreement in the event of default are limited to repossession or sale of such property), (e) all obligations of such Person as lessee under equipment leases that have been or should be, in accordance with U.S. GAAP, recorded as capital leases, (f) all obligations, contingent or otherwise, of such Person under acceptance, letter of credit or similar facilities, (g) all obligations of such Person to purchase, redeem, retire, defease or otherwise acquire for value any capital stock of such Person or any warrants, rights or options to acquire such capital stock, valued, in the case of redeemable preferred stock, at the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid dividends, (h) all Indebtedness of others referred to in clauses (a) through (f) above guaranteed directly or indirectly in any manner by such Person, or in effect guaranteed directly or indirectly by such Person through an agreement (i) to pay or purchase such Indebtedness or to advance or supply funds for the payment or purchase of such Indebtedness, (ii) to purchase, sell or lease (as lessee or lessor) property, or to purchase or sell services, primarily for the purpose of enabling the debtor to make payment of such Indebtedness or to assure the holder of such Indebtedness against loss, (iii) to supply funds to or in any other manner invest in the debtor (including any agreement to pay for property or services irrespective of whether such property is received or such services are rendered) or (iv) otherwise to assure a creditor against loss, and (i) all Indebtedness referred to in clauses (a) through (f) above secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Encumbrance on property (including, without limitation, accounts and contract rights) owned by such Person, even though such Person has not assumed or become liable for the payment of such Indebtedness. "Indemnified Party" has the meaning specified in Section 9.2(a).
"Independent Accounting Firm" has the meaning specified in Section 2.6(b)(ii). "Intellectual Property" means: (a) inventions, whether or not patentable, whether or not reduced to practice, and whether or not yet made the subject of a pending patent application or applications, (b) ideas and conceptions of potentially patentable subject matter, including, without limitation, any patent disclosures, whether or not reduced to practice and whether or not yet made the subject of a pending patent application or applications, (c) national (including the United States) and multinational statutory invention registrations, patents, patent registrations and patent applications (including all reissues, divisions, continuations, continuations-in-part, extensions and reexaminations) and all rights therein provided by international treaties or conventions and all improvements to the inventions disclosed in each such registration, patent or application, (d) trademarks, service marks, trade dress, logos, trade names and corporate names, whether or not registered, including all common law rights, and registrations and applications for registration thereof, including, but not limited to, all marks registered in the United States Patent and Trademark Office, the Trademark Offices of the States and Territories of the United States of America, and the Trademark Offices of other nations throughout the world, and all rights therein provided by international treaties or conventions, (e)
copyrights (registered or otherwise) and registrations and applications for registration thereof, and all rights therein provided by international treaties or conventions, (f) computer software, including, without limitation, source code, operating systems and specifications, data, data bases, files, documentation and other materials related thereto, data and documentation, (g) trade secrets and confidential, technical and business information (including ideas, formulas, compositions, inventions, and conceptions of inventions whether patentable or unpatentable and whether or not reduced to practice), (h) whether or not confidential, technology (including know-how and show-how), manufacturing and production processes and techniques, research and development information, drawings, specifications, designs, plans, proposals, technical data, copyrightable works, financial, marketing and business data, pricing and cost information, business and marketing plans and customer and supplier lists and information, (i) copies and tangible embodiments of all the foregoing, in whatever form or medium, (j) all rights to obtain and rights to apply for

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


patents, and to register trademarks and copyrights, and (k) all rights to sue or recover and retain damages and costs and attorneys' fees for present and past infringement of any of the foregoing.
"Inventories" means all inventory, merchandise, finished goods, and raw materials, packaging, supplies, manufactured and purchased parts, work in process, and other personal property related to the Business maintained, held or stored by or for the Companies or any Subsidiary and any prepaid deposits for any of the same.
"IRS" means the Internal Revenue Service of the United States.
"Knowledge" means the actual knowledge of the party's current executive officers (or with respect to non-United States entities, persons exercising executive functions sitting on advisory boards, supervisory boards or as directors).
"Law" means any federal, state, local or foreign statute, act, law, ordinance, regulation, rule, code, order, other requirement or rule of law. "Leased Real Property" means the real property leased by the Companies or any Subsidiary, as tenant, together with, to the extent leased by the Companies or any Subsidiary, all buildings and other structures, facilities or improvements currently or hereafter located thereon, all fixtures, systems, equipment and items of personal property of the Companies or any Subsidiary attached or appurtenant thereto, and all easements, licenses, rights and appurtenances relating to the foregoing.
"Liabilities" means any and all debts, liabilities and obligations, whether accrued or fixed, absolute or contingent, matured or unmatured or determined or determinable, including, without limitation, those arising under any Law (including, without limitation, any Environmental Law), Action or Governmental Order and those arising under any contract, agreement, arrangement, commitment or undertaking, which are required to be reflected or reserved on a balance sheet in conformity with U.S. GAAP applied on a basis consistent with the preparation of the Reference Balance Sheet, as modified, if relevant, by
Schedule 1.
"Licensed  Intellectual  Property" means all  Intellectual  Property licensed or sublicensed to the Companies or any Subsidiary from a third party. "Loss" has the meaning specified in Section 9.2.
"Material Adverse Effect" means any circumstance, change in, or effect on the Business, the Companies or any Subsidiary that, individually or in the aggregate with any other circumstances, changes in, or effects on, the Business, the
Companies or any Subsidiary: (a) is, or could be, materially adverse to the business, operations, assets, employee relationships, customer or supplier relationships, prospects, results of operations or the condition (financial or otherwise) of the Companies and the Subsidiaries, taken as a whole, or (b) could adversely affect the ability of the Purchaser, the Companies and the Subsidiaries, taken as a whole, to operate or conduct the Business in the manner in which it is currently operated or conducted by the Sellers, the Companies and the Subsidiaries.
"Material Contracts" shall mean any of the following agreements entered into by any of the Companies or the Subsidiaries:

        1. Any lease for real estate not terminable without penalty upon less than 180 days' notice;

        2. Any lease for equipment having lease payments in excess of $250,000 over the term of the lease;

        3. Any purchase order for good or services not in the ordinary course of business and in excess of $150,000;

        4. Any sales representative or distributor agreement not terminable without cause on notice of l80 or fewer days;

        5. Any license  agreement  or other  agreement  relating  to the  sale,
assignment  or transfer  of  intellectual   property  rights  (other  than
standard generally available "tear open" license agreements) not entered into in the ordinary course of business;

        6. Any agreement limiting any of such entity's right to compete or relinquishing any material Intellectual Property rights;

        7. Any employment agreement with any officer or managing director not terminable without cause on at least 90 days' notice;

        8. Any guaranty or similar obligation to pay a third party (other than any document evidencing any obligation to pay normal trade payables or to pay compensation and benefits to employees); and

        9. Any partnership, joint venture, collaborative research and development, or similar agreement.
"Material  Subsidiaries"  means all of the Subsidiaries set forth in
Schedule 1.1(b).
"Multiemployer  Plan" has the meaning  specified in Section  3.22(b).
"Multiple Employer Plan" has the meaning specified in Section 3.22(b).
"Net Debt" means "notes payable" and "long-term obligations" less the "cash" and "cash equivalents" of the Business (as such terms are used in the Reference Balance Sheet attached hereto as Schedule 3.8(a)(ii)). For reference purposes, the parties acknowledge that Net Debt as of October 2, 1999 was One Million Seven Hundred Thousand ($1,700,000.00) Dollars.
"Note" means the note of Purchaser given as part of the Purchase Price in the form attached as Exhibit 3.
"Off-Site Environmental Matters" means any lawsuit, action, proceeding, claim (including Environmental Claims), charge, complaint, liability or obligation which has been asserted against the Sellers (with respect to the Business), any of the Companies or any Subsidiary by a governmental entity or a private party which is the result of or relates in any manner to the transportation for disposal or disposal of Hazardous Materials and non-hazardous solid waste, prior to the Closing Date by any means and by any party from any Real Property or any real property previously owned or operated by the Sellers (with respect to the Business), any of the Companies or any Subsidiary (directly or indirectly) at real property not owned or leased by the Sellers (with respect to the Business), any of the Companies or any Subsidiary. Off-Site Environmental Matters shall include, without limitation, lawsuits and claims by any governmental entity or private party, under any statutory or common law or regulation (including CERCLA or any similar Laws, rules or regulation of any federal, state or local government, or the laws, rules and regulations of another country) regarding the cleanup or remediation of Hazardous Materials at or emanating from real property not owned or leased by the Companies or any Subsidiary, or regarding personal injury or damages to natural resources, real property or personal property as a result of the presence of Hazardous Materials at or emanating from real property not owned or leased by the Sellers (with respect to the Business), any of the Companies or any Subsidiary.
"Other Purchase Documents" means (i) the SPAB Asset Purchase Agreement and all documents to be executed thereunder; (ii) a notarized share transfer deed in respect of the transfer of shares of Spectra Precision, BV; (iii) a notarized share transfer deed in respect of the transfer of shares of Spectra Physics Holdings GmbH; and (iv) a notarized share transfer deed in respect of shares of Spectra Precision SRL.
"Owned Intellectual Property" means all Intellectual Property in and to which the Companies or any Subsidiary holds, or has a right to hold, right, title and interest.
"Owned Real Property" means the real property owned by the Companies or any Subsidiary, together with all buildings and other structures, facilities or improvements currently or hereafter located thereon, all fixtures, systems, equipment and items of personal property of the Companies or any Subsidiary attached or appurtenant thereto and all easements, licenses, rights and appurtenances relating to the foregoing.
"Permits" has the meaning specified in Section 3.15(a).
"Permitted Encumbrances" means such of the following as to which no enforcement, collection, execution, levy or foreclosure proceeding shall have been commenced:
(a) liens for taxes, assessments and governmental charges or levies not yet due and payable which are not in excess of $300,000 in the aggregate; (b)
Encumbrances imposed by law, such as materialmen's, mechanics', carriers', workmen's and repairmen's liens and other similar liens arising in the ordinary course of business securing obligations that (i) are not overdue for a period of more than 30 days and (ii) are not in excess of $25,000 in the case of a single property or $250,000 in the aggregate at any time; (c) pledges or deposits to secure obligations under workers' compensation laws or similar legislation or to secure public or statutory obligations; and (d) minor survey exceptions, reciprocal easement agreements and other customary encumbrances on title to real property that (i) were not incurred in connection with any Indebtedness, (ii) do not render title to the property encumbered thereby unmarketable and (iii) do not, individually or in the aggregate, materially adversely affect the value or use of such property for its current and anticipated purposes.
"Person" means any individual, partnership, firm, corporation, association, trust, unincorporated organization or other entity, as well as any syndicate or group that would be deemed to be a person under Section 13(d)(3) of the Securities Exchange Act of 1934, as amended.
"Plans" has the meaning specified in Section 3.22(a).
"Precision Names" has the meaning specified in Section 5.8
"Products" means the products listed on Schedule 3.16(e)(2), and improvements or derivatives thereof with the same functionality or designed to serve the same customer need. "Purchase Price" has the meaning specified in Section 2.2. "Purchase Price Bank Account" means a bank account in the United States to be designated by the Sellers in a written notice to the Purchaser at least five Business Days before the Closing. "Purchaser" has the meaning specified in the recitals to this Agreement.
"Purchaser Parent Guaranty" means that certain guaranty the form of which is attached hereto as Exhibit 4.
"Purchaser's Accountants" means Ernst & Young LLP, independent accountants of the Purchaser.
"Real Property" means the Leased Real Property and the Owned Real Property. "Receivables" means any and all accounts receivable, notes and other amounts receivable by the Companies or any Subsidiary from third parties, including, without limitation, customers, arising from the conduct of the Business or otherwise, whether or not in the ordinary course, together with all unpaid financing charges accrued thereon.
"Reference Balance Sheet" means the unaudited consolidated balance sheet of the Business dated as of October 2, 1999, a copy of which is set forth in Schedule 3.8(a)(ii).
"Reference Balance Sheet Date" means October 2, 1999.
"Regulations" means the Treasury Regulations (including Temporary Regulations) promulgated by the United States Department of Treasury with respect to the Code or other federal tax statutes.

"Release" means any unlawful disposing, discharging, injecting, spilling, leaking, leaching, dumping, emitting, escaping, emptying, seeping, placing and the like into or upon any land or water or air or otherwise entering into the Environment.
"Remedial Action" means all action reasonably necessary and required under any applicable Environmental Law or Environmental Permit and all action required by a Governmental Authority to (i) clean up, remove, treat, abate or handle or respond to in any other way Hazardous Materials in the Environment; (ii) prevent the Release of Hazardous Materials so that they do not migrate, endanger or threaten to endanger public health or the Environment in violation of any law; or (iii) perform remedial investigations, feasibility studies, corrective actions, closures, and postremedial or postclosure studies, investigations, operations, maintenance and monitoring on, about or in any Real Property.
"Restricted  Period" has the meaning specified in Section 5.9.
"Returns" has the meaning specified in Section 7.2.
"Sellers' Parent Guaranty" means that certain guaranty the form of which is attached hereto as Exhibit 4.
"Seller  Representative"  means the persons listed on Schedule  3.1.
"Sellers" has the meaning specified in the recitals to this Agreement. "Sellers' Accountants" means Arthur Andersen, LLP, independent accountants of the Sellers.
"Sellers' Acquisition Date" means February 22, 1999.
"Shares" means all of the issued and outstanding capital stock of each of SPINC and each of the SPBV Companies.
"SPAB" means Spectra Precision AB, a corporation organized and existing under the laws of Sweden.
"SPAB Asset Purchase Agreement" means that certain Asset Purchase Agreement the form of which is attached hereto as Exhibit 2.
"SPAB Assets" means the SPAB Companies' Shares and all of the operating and financial assets used by SPAB as described in the SPAB Asset Purchase Agreement. "SPAB Companies" means (i) Spectra Precision of Canada Ltd., a Canadian company,
(ii) Spectra Precision SA, a French corporation, (iii) Spectra Precision Handelsges mbH, an Austrian corporation, and (iv) Spectra Precision Scandinavia AB, a Swedish corporation.
 "SPAB Companies' Shares" means all of the issued and outstanding capital stock of each of the SPAB Companies.
"SPBV Companies" means (i) Spectra Precision BV, a Dutch company, (ii) Spectra Physics Holdings GmbH, a German company, and (iii) Spectra Precision SRL, an Italian company.
"SPBV Subsidiaries" means each of the following German Companies: Spectra Precision Kaiserslautern GmbH, ZSP Geodetic Systems GmbH, and Spectra Precision GmbH.
"SPINC" means Spectra Precision Inc., a corporation organized and existing under the laws of the State of Delaware.
"SPINC Subsidiaries" means each of the following corporations: Spectra Physics Credit Corp., Spectra Precision KK, Spectra Precision BVBA, Spectra Precision Ltd., Spectra Precision Software Inc, Spectra Precision USA, Inc., Spectra Physics Holding Mexico Inc., Spectra Physics Special Employees Inc., Spectra Precision Pty. Ltd. and Spectra Precision de Mexico SA de CV.
"Subsidiaries" means each of the SPINC Subsidiaries and the SPBV Subsidiaries, each as listed on Schedule 3.4(a) and "Subsidiary" shall mean any one of the foregoing.
"Tax" or "Taxes" means any and all taxes, fees, levies, duties, tariffs, imposts, and other charges of any kind (together with any and all interest, penalties, additions to tax and additional amounts imposed with respect thereto) imposed by any government or taxing authority, including, without limitation: taxes or other charges on or with respect to income, franchises, windfall or other profits, gross receipts, property, sales, use, capital stock, payroll, employment, social security, workers' compensation, unemployment compensation, or net worth; taxes or other charges in the nature of excise, withholding, ad valorem, stamp, transfer, value added, or gains taxes; license, registration and documentation fees; and customs duties, tariffs, and similar charges.
"Transaction Induced Payments" means any and all payments or other remuneration due to officers, directors, employees or consultants of the Companies or any Subsidiary in the form of stay bonuses, incentives or other payments triggered or calculated by reference to the transactions contemplated by this Agreement.
"Third Party Claims" has the meaning specified in Section 9.2(b).
"U.S. GAAP" means United States generally accepted accounting principles as of December 31, 1999, applied consistently.
"USTs" means underground storage tanks, as such term is defined in the Resource Conservation and Recovery Act, as amended, and the regulations promulgated thereunder.
"Vendors" means any and all vendors who are unaffiliated with the Sellers or the Companies and who supply raw materials, components, spare parts, supplies, goods, merchandise or services to the Companies or any Subsidiary. "Voluntary Improvements" means costs incurred by the Purchaser for Remedial Actions not reasonably required under applicable Environmental Laws; provided, that (i) Remedial Actions requested or directed by a Governmental Authority or pursuant to a Governmental Order shall be deemed mandatory and (ii) the Purchaser shall have the burden of proof of demonstrating that particular Remedial Action was reasonably required by applicable Environmental Law or Governmental Order.
"Working Capital" means the difference between (i) "total assets" (less the sum of "cash and cash equivalents", plus, "net fixed assets", plus, "goodwill", minus the absolute of "intercompany and other") and (ii) "total current liabilities" (less "notes payable") plus "L/T deferred taxes" and "other deferred items", as such terms are used in the Reference Balance Sheet attached hereto as Schedule 3.8. For reference purposes, the Working Capital as of the date of the Reference Balance Sheet is thirty one million, four hundred thousand dollars ($31,400,000).
"Working Capital Worksheet" means the methodology used to calculate Working Capital.

                                PURCHASE AND SALE

     Purchase and Sale of the Shares and SPAB Assets. Upon the terms and subject to the conditions of this Agreement, at the Closing, the Sellers shall sell to the Purchaser (and/or to one or more Affiliates of the Purchaser designated in advance by Purchaser), and the Purchaser (and/or such Affiliate) shall purchase from the Sellers, the Shares and the SPAB Assets and the Sellers shall transfer, and the Purchaser (and/or such Affiliate) shall assume, certain liabilities of SPAB pursuant to the SPAB Asset Purchase Agreement. The Excluded Assets shall not be included in the purchase and sale transactions contemplated in this Agreement and the SPAB Asset Purchase Agreement. To the extent that the Excluded Assets are owned by a Company or Subsidiary other than SPAB, the Excluded Assets shall be distributed by such Company or Subsidiary to the Sellers or their Affiliates prior to the Closing.

     Purchase Price. Subject to the adjustments set forth in Section 2.6 and 2.7, the aggregate purchase price for the Shares and the SPAB Assets shall be
(i) Two Hundred Eighty Million and 00/XX Dollars ($280,000,000.00), payable as follows: Two Hundred Million and 00/XX Dollars ($200,000,000.00) in cash (subject to adjustment as provided herein) and (ii) the Note (the "Purchase Price"). The Purchase Price shall be allocated in accordance with Section 7.7 of this Agreement. As set forth in Section 2.7 herein, (a) any increase in Working Capital or decrease in Net Debt, each as between the Reference Balance Sheet and the Closing Balance Sheet, shall result in an increase in the cash portion of the Purchase Price, and (b) any adjustment as a result of any decrease in Working Capital or increase in Net Debt, each as between the Reference Balance Sheet and the Closing Balance Sheet, shall result in a reduction in the cash portion of the Purchase Price.

     Closing. Upon the terms and subject to the conditions of this Agreement, consummation of the transactions contemplated by this Agreement and the SPAB Asset Purchase Agreement, shall take place at a closing (the "Closing") to be held at the offices of Wilson Sonsini Goodrich & Rosati, P.C., 650 Page Mill Road, Palo Alto, CA 94304 at 10:00 A.M. California time on the fifth Business Day following the later to occur of (A) expiration or termination of all applicable waiting periods under the HSR Act (or analogous foreign laws) and (B) satisfaction or waiver of all other conditions to the obligations of the parties set forth in Article VIII, or at such other place or at such other time or on such other date as the Sellers and the Purchaser may mutually agree upon in writing (the day on which the Closing takes place being the "Closing Date"). The parties acknowledge and agree that the Closing shall have an effective time no earlier than July 1, 2000.

     Closing Deliveries by the Sellers. At the Closing, the Sellers shall deliver or cause to be delivered to the Purchaser:

         stock certificates evidencing the Shares duly endorsed in blank, or accompanied by stock powers duly executed in blank, in form satisfactory to the Purchaser and with all required stock transfer tax stamps affixed, except that with respect to the transfer of registered shares of Spectra Precision BV, Spectra Physics Holdings, GmbH and Spectra Precision SRL, the Sellers shall instead cause the appropriate notarial deed of transfer to be executed and delivered;

         a receipt for the Purchase Price;

         the opinions, certificates and other documents required to be delivered pursuant to Section 8.2;

         such transfer documents relating to the sale of the SPAB Assets as the Purchaser may reasonably request and are necessary to put the Purchaser into full possession and enjoyment of all the SPAB Assets, including, without limitation, an executed copy of the SPAB Asset Purchase Agreement, one or more bills of sale and general assignment of assets, in form and substance reasonably acceptable to the Purchaser; and

         the Sellers' Parent Guaranty.
         Closing Deliveries by the Purchaser. At the Closing, the Purchaser shall deliver to the Sellers:

         the cash portion of the Purchase Price by wire transfer in immediately available funds to the Purchase Price Bank Account;

         the Note duly executed by Purchaser;

         the Purchaser Parent Guaranty;

         the Subordination Agreement executed by the parties named therein; and

         the opinions, certificates and other documents required to be delivered pursuant to Section 8.1. Adjustment of Purchase Price. The Purchase
Price shall be subject to adjustment after the Closing as specified in this
Section 2.6:

         Closing Balance Sheet. As promptly as practicable, but in any event within forty-five (45) calendar days following the Closing Date, the Purchaser shall deliver to the Sellers the Closing Balance Sheet, together with a written confirmation of the Purchaser's Accountants that the Closing Balance Sheet fairly presents the consolidated financial position of the Business, at the Closing Date in conformity with U.S. GAAP applied on a basis consistent with the preparation of the Reference Balance Sheet, as modified, if relevant, by Schedule 1 and as shown on the Working Capital Worksheet.

Disputes.
     Subject to clause (ii) of this Section 2.6(b), the Closing Balance Sheet delivered by the Purchaser to the Sellers shall be deemed to be and shall be final, binding and conclusive on the parties hereto.

     The Sellers may dispute any amounts reflected on the Closing Balance Sheet; provided, however, that the Sellers shall have notified the Purchaser and the Purchaser's Accountants in writing of each disputed item, specifying the amount thereof in dispute and setting forth, in reasonable detail, the basis for such dispute, within thirty (30) days of the Purchaser's delivery of the Closing Balance Sheet to the Sellers. The Sellers' Accountants and the Purchaser's Accountants shall attempt to reconcile their differences, and any resolution by them as to any disputed amounts shall be final, binding and conclusive on the parties hereto and Sellers shall cause to be made available to Purchaser all records and supporting material requested by Purchaser. If the Sellers' Accountants and the Purchaser's Accountants are unable to reach a resolution with such effect within twenty (20) Business Days after receipt by the Purchaser and the Purchaser's Accountants of the written notice of dispute, the Purchaser's Accountants and the Sellers' Accountants shall submit in writing the items remaining in dispute for resolution in reasonable detail setting out the basis for such dispute, including all supporting schedules and legal opinions, if any, to KPMG LLP (or, if such firm shall decline to act or is not, at the time of such written submission, independent of the Purchaser, the Companies and the Sellers, to another independent accounting firm of international reputation mutually acceptable to the Purchaser and the Sellers) (either KPMG LLP or such other accounting firm being referred to herein as the "Independent Accounting Firm"), which shall, within thirty (30) Business Days after such written submission, determine and report to the Purchaser and the Sellers upon such remaining disputed items, and such report shall be final, binding and conclusive on the Sellers and the Purchaser. Each party shall initially pay one half of the fees and disbursements of the Independent Accounting Firm. Thereafter, whether or not previously paid by either party, all of the fees and disbursements of the Independent Accounting Firm shall be ultimately adjusted as between the Sellers and the Purchaser in the same proportion that the aggregate amount of such remaining disputed items so submitted to the Independent Accounting Firm that is unsuccessfully disputed by each such party (as finally determined by the Independent Accounting Firm) bears to the total amount of such remaining disputed items so submitted.

     In acting under this Agreement, the Purchaser's Accountants, the Sellers' Accountants and the Independent Accounting Firm shall be entitled to the privileges and immunities of arbitrators.

         Purchase Price Adjustment. The Closing Balance Sheet shall be deemed final for the purposes of this Section 2.6 upon the earliest of (A) the failure of the Sellers to notify the Purchaser of a dispute within thirty (30) days of the Purchaser's delivery of the Closing Balance Sheet to the Sellers, (B) the resolution of all disputes, pursuant to
         Section 2.6(b)(ii), by the Purchaser's and the Sellers' Accountants and
         (C) the resolution of all disputes, pursuant to Section 2.6(b)(ii), by the Independent Accounting Firm. Within three Business Days of the Closing Balance Sheet being deemed final, a Purchase Price adjustment shall be made as follows:

                  in the event that (A) the Working Capital reflected on the Reference Balance Sheet exceeds the Working Capital reflected on the Closing Balance Sheet and/or (B) Net Debt reflected on the Closing Balance Sheet exceeds the Net Debt reflected on the Reference Balance Sheet, then the Purchase Price shall be adjusted downward in an amount equal to such excess, the Purchaser shall deliver written notice to the Sellers specifying the amount of such downward adjustment of the Purchase Price, and Sellers shall, within three Business Days of its receipt of such notice, pay such amount to the Purchaser by wire transfer in immediately available funds. No failure of the Purchaser to deliver a notice of the type specified in the immediately preceding sentence shall relieve the Sellers of the obligation to pay the amount of such deficiency to the Purchaser; and

                  in the event that (A) the Working Capital reflected on the Closing Balance Sheet exceeds the Working Capital reflected on the Reference Balance Sheet and/or (B) Net Debt reflected on the Reference Balance Sheet exceeds the Net Debt reflected on the Closing Balance Sheet, then the Purchase Price shall be adjusted upward in an amount equal to such excess and the Purchaser shall, within three Business Days of such determination, pay the amount of such excess to the Sellers by wire transfer in immediately available funds.

     Estimated Net Debt and Estimated Working Capital Adjustments. The Purchase Price shall be subject to adjustment at the Closing as specified in this Section
2.7. Two Business Days prior to the Closing, the Sellers shall deliver to the Purchaser the Sellers' good faith estimate of the (a) Net Debt at the Closing and a calculation of the difference between the estimated Net Debt at the Closing and Net Debt as of the Reference Balance Sheet Date, and (b) Working

Capital at the Closing and a calculation of the difference between the estimated Working Capital at the Closing and Working Capital as of the Reference Balance Sheet Date. The cash portion of the Purchase Price paid at the Closing shall be
(a) increased by the amount of any estimated increase in Working Capital from the Reference Balance Sheet Date to the Closing and any estimated decrease in the Net Debt from the Reference Balance Sheet Date to the Closing, and (b) reduced by the amount of any estimated decrease in Working Capital from the Reference Balance Sheet Date to the Closing and any estimated increase in the Net Debt from the Reference Balance Sheet Date to the Closing. The final adjustment to the Purchase Price based on changes in the Working Capital and Net Debt shall be calculated in accordance with Section 2.6 above, whether or not any Purchase Price adjustments are made pursuant to this Section 2.7.

                  REPRESENTATIONS AND WARRANTIES OF THE SELLERS

     As an inducement to the Purchaser to enter into this Agreement, the Sellers hereby represent and warrant to the Purchaser as follows. Notwithstanding the foregoing, except with respect to Sections 3.1, 3.2, 3.3 and 3.4, for all periods of time prior to the Sellers' Acquisition Date, the representations and warranties of the Sellers set out herein are given only to the extent of the Knowledge of the Sellers (as defined in Section 1.1).

     Organization, Authority and Qualification of the Sellers. SPUSA is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all necessary corporate power and authority to enter into this Agreement and any ancillary documents in connection herewith, to carry out its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. SPAB is a corporation duly organized, validly existing and in good standing under the laws of Sweden and has all necessary corporate power and authority to enter into this Agreement and any ancillary documents in connection herewith, to carry out its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. SPBV is a corporation duly organized, validly existing and in good standing under the laws of The Netherlands and has all necessary corporate power and authority to enter into this Agreement and any ancillary documents in connection herewith, to carry out its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. Each of the Sellers is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the properties owned or leased by it or the operation of its business makes such licensing or qualification necessary, except to the extent that the failure to be so licensed or qualified would not adversely affect (i) the ability of each of the Sellers to carry out its obligations under, and to consummate the transactions contemplated by this Agreement and
(ii) the ability of the Companies and the Subsidiaries to conduct the Business. The execution and delivery of this Agreement and any ancillary agreement in connection herewith by the Sellers, the performance by the Sellers of their obligations hereunder and thereunder and the consummation by the Sellers of the transactions contemplated hereby and thereby have been duly authorized by all requisite action on the part of the Sellers. This Agreement has been duly executed and delivered by the Sellers, and (assuming due authorization, execution and delivery by the Purchaser) this Agreement constitutes a legal, valid and binding obligation of the Sellers, enforceable against the Sellers in accordance with its terms.

     Organization, Authority and Qualification of the Companies. Each of the Companies (i) is duly organized, validly existing and in good standing as the form of legal entity and under the laws of the jurisdiction specified following its name in the respective definition section set forth in Section 1 of this Agreement; (ii) has all necessary corporate power and authority to own, operate or lease the properties and assets now owned, operated or leased by it and to carry on the Business as it is currently conducted; and (iii) is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the properties owned or leased by it or the operation of its business makes such licensing or qualification necessary or desirable and where the failure to be qualified to conduct business in such jurisdiction will have a Material Adverse Effect. All corporate actions taken by each of the Companies with respect to the transactions contemplated hereby have been duly authorized, and none of such entities has taken any action that in any respect conflicts with, constitutes a default under or results in a violation of any provision of its Certificate of Incorporation or By-laws, or equivalent documents for its jurisdiction of incorporation. True and correct copies of the Certificate of Incorporation and By-laws, or equivalent documents, of each of such entities, each as in effect on the date hereof, have been delivered by the Sellers to the Purchaser. The stock certificate books and the stock record books of each of the Companies, excluding SPAB, are correct and complete.

     Capital Stock of the Companies; Ownership of the Shares. The authorized capital stock of SPINC consists of shares of common stock, all of which are validly issued and outstanding as of the date hereof and are fully paid and nonassessable. The authorized capital stock of Spectra Precision BV consists of registered shares of common stock, all which shares are validly issued and outstanding as of the date hereof and are fully paid and nonassessable. The authorized share capital of Spectra Physics Holdings GmbH is DM 950,000 and consists of two shares, both of which are validly issued and outstanding as of the date hereof and are fully paid and nonassessable. The authorized capital stock of Spectra Precision SRL consists of shares of common stock, all of which shares are validly issued and outstanding as of the date hereof and are fully paid and nonassessable. The authorized capital stock of Spectra Precision SA consists of shares of common stock, all of which shares are validly issued and outstanding as of the date hereof and are fully paid and nonassessable. The authorized capital stock of Spectra Precision Scandinavia AB consists of shares of common stock, all of which shares are validly issued and outstanding as of the date hereof and are fully paid and nonassessable. The authorized capital stock of Spectra Precision of Canada Ltd. consists of shares of common stock, all of which shares are validly issued and outstanding as of the date hereof and are fully paid and nonassessable.
The authorized capital stock of Spectra Precision Handelsges mbH consists of shares of common stock, all of which shares are validly issued and outstanding as of the date hereof and are fully paid and nonassessable. None of the Shares or the SPAB Companies' Shares was issued in violation of any preemptive rights. There are no options, warrants, convertible securities or other rights, agreements, arrangements or commitments of any character made or entered into that relate to the capital stock of any of the entities listed above or that obligate the Sellers or any of the above-listed entities to issue or sell any shares of capital stock of, or any other interest in, such entities. Except as is set forth in Schedule 3.3, there are no outstanding contractual obligations of such entities that require any of them to repurchase, redeem or otherwise acquire any shares of common stock of such entities or to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any other Person. The Shares and the SPAB Companies' Shares constitute all the issued and outstanding capital stock of the entities of which they represent an equity interest and are owned of record and beneficially solely by the
Sellers free and clear of all Encumbrances. Upon consummation of the transactions contemplated by this Agreement and the SPAB Asset Purchase Agreement, the registration of the Shares and the SPAB Companies' Shares in the name of the Purchaser in the stock records of the respective entities, the Purchaser will own all the issued and outstanding capital stock of the respective entities free and clear of all Encumbrances, other than any Encumbrances resulting from the actions of the Purchaser. There are no voting trusts, stockholder agreements, proxies or other agreements or understandings in effect with respect to the voting or transfer of any of the Shares or the SPAB Companies' Shares. The stock register of each respective entity listed above accurately records: (i) the name and address of each Person owning shares of capital stock of such entity, and (ii) the certificate number of each certificate evidencing shares of capital stock issued by such entity, the number of shares evidenced by such certificate, the date of issuance thereof and, in the case of cancellation, the date of cancellation.

         Subsidiaries

         Schedule 3.4(a)(1) sets forth a true and complete list of all Subsidiaries, including the Material Subsidiaries, listing for each Subsidiary its name, type of entity, the jurisdiction and date of its incorporation or organization, its authorized capital stock, the number and type of its issued and outstanding shares of capital stock and the current ownership of such shares.

         Other than the Subsidiaries and ZSP Geodatische Systeme GmbH ("Zeiss"), Spectra Precision terraSat GmbH ("TerraSat") and Spectra Precision Tianjin Limited ("Spectra China"), there are no other corporations, partnerships, joint ventures, associations or other entities in which any of the Companies own, of record or beneficially, any direct or indirect equity or other interest or any right (contingent or otherwise) to acquire the same. None of the Companies is a member of (nor is any part of the Business conducted through) any partnership. Except as set forth in Schedule 3.4(b), none of the Companies is a participant in any joint venture or similar arrangement.

         Each Subsidiary: (i) is a corporation duly organized and validly existing under the laws of its jurisdiction of incorporation, (ii) has all necessary corporate power and authority to own, operate or lease the properties and assets owned, operated or leased by such Subsidiary and to carry on its business as it is currently conducted by such Subsidiary and (iii) is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the properties owned or leased by it or the operation of its business makes such licensing or qualification necessary or desirable, except for such failures which, when taken together with all other such failures, would not have a Material Adverse Effect.

         All the outstanding shares of capital stock of each Subsidiary are validly issued, fully paid, nonassessable and, except as is set forth in Schedule 3.4(d), are free of preemptive rights and are owned by the Companies, whether directly or indirectly, free and clear of all Encumbrances. SPAB's capital contribution to Spectra China has been paid in full and duly verified by a registered accounting firm in the People's Republic of China and SPAB holds an Investment Certificate issued by Spectra China confirming SPAB's valid ownership of its interest in Spectra China.

         There are no options, warrants, convertible securities, or other rights, agreements, arrangements or commitments of any character relating to the capital stock of any Subsidiary or obligating the Sellers, the Companies or any Subsidiary to issue or sell any shares of capital stock of, or any other interest in, any Subsidiary.

         All corporate actions with respect to the transactions contemplated herein taken by each Subsidiary have been duly authorized and no Subsidiary has taken any action that in any respect conflicts with, constitutes a default under or results in a violation of any provision of its charter or by-laws (or similar organizational documents). True and complete copies of the charter and by-laws (or similar organizational documents), in each case as in effect on the date hereof, of each Subsidiary have been delivered by the Sellers to the Purchaser. With respect to each Subsidiary, the stock certificate books, and the stock record books are correct and complete.

         Except as set forth in Schedule 3.4(g), no Subsidiary is a member of (nor is any part of its business conducted through) any duly formed partnership nor is any Subsidiary a participant in any joint venture or similar arrangement.

         There are no voting trusts, stockholder agreements, proxies or other agreements or understandings in effect with respect to the voting or transfer of any shares of capital stock of or any other interests in any Subsidiary.

         The stock register of each Subsidiary accurately records: (i) the name and address of each Person owning shares of capital stock of such entity, and (ii) the certificate number of each certificate evidencing shares of capital stock issued by such entity, the number of shares evidenced by such certificate, the date of issuance thereof and, in the case of cancellation, the date of cancellation.

     Corporate Books and Records. The minute books of the Companies and the Subsidiaries contain accurate records since the Sellers' Acquisition Date of all meetings of the stockholders, Boards of Directors (or analogous bodies) and all committees of the Boards of Directors (or analogous bodies) of the Companies and the Subsidiaries. Complete and accurate copies of all such minute books and of the stock register of the Companies and each Subsidiary have been made available to the Purchaser.

     No Conflict. Assuming that all consents, approvals, authorizations and other actions described in Section 3.7 have been obtained and all filings and notifications listed in Schedule 3.7 have been made, the execution, delivery and performance of this Agreement and the SPAB Asset Purchase Agreement by the Sellers does not and will not (a) violate, conflict with or result in the breach of any provision of the charter or by-laws (or similar organizational documents) of any of the Sellers, the Companies or the Subsidiaries, (b) to the Knowledge of the Sellers, conflict with or violate (or cause an event which could have a Material Adverse Effect as a result of) any Law or Governmental Order applicable to the Sellers, the Companies, the Subsidiaries or any of their respective assets, properties or businesses, including, without limitation, the Business, or (c) to the Knowledge of the Sellers, conflict with, result in any breach of, constitute a default which would have a Material Adverse Effect (or event which with the giving of notice or lapse of time, or both, would become a default) under, require any consent under, or give to others any rights of termination, amendment, acceleration, suspension, revocation or cancellation of, or result in the creation of any Encumbrance on any of the Shares or the SPAB Companies' Shares or on any of the assets or properties of any of the Sellers, the Companies or Subsidiaries pursuant to, any note, bond, mortgage or indenture, contract, agreement, lease, sublease, license, permit, franchise or other instrument or written arrangement to which any of the Sellers, the Companies or Subsidiaries is a party or by which any of the Shares, SPAB Companies' Shares or any of such assets or properties is bound or affected.

     Consents and Approvals. The execution, delivery and performance of this Agreement by the Sellers does not and will not require any consent, approval, authorization or other order of, action by, filing with or notification to any Governmental Authority, except (a) as described in Schedule 3.7(a) and (b) the notification requirements of the HSR Act. Schedule 3.7(b) sets forth a true, correct, and complete list of every person or entity (other than any Governmental Authority) whose consent or approval is required and the matter, agreement, or contract to which such consent relates, in connection with the transfer, assignment, or conveyance of any Material Contract or any Asset being purchased by the Purchaser hereunder or pursuant to the SPAB Asset Purchase Agreement, except where a failure to obtain such consent or approval could not have a Material Adverse Effect.

       Financial Information, Books and Records, Projections and Operating Data.

       The Financial Statements, copies of which are attached to this Agreement as Schedule 3.8(a)(i), have been delivered by the Sellers to the Purchaser. The Financial Statements and the Reference Balance Sheet, a copy of which is attached to this Agreement as Schedule 3.8(a)(ii), (i) were prepared in accordance with the books of account and other financial records of the Business, (ii) present fairly the financial condition and results of operations of the Business as of the dates thereof or for the periods covered thereby, and (iii) except as is set forth on Schedule 1 hereto, have been prepared in accordance with U.S. GAAP as applied by the Sellers on a basis consistent with past practice of the Business. The Reference Balance Sheet includes a reservation for accrued Swedish pension commitments in the approximate amount of $4,600,000.

       The books of account and other financial records of the Business: (i) reflect all items of income and expense and all Assets and Liabilities required to be reflected therein in accordance with U.S. GAAP as applied by the Sellers on a basis consistent with the past practices of the Companies and the Subsidiaries, as the case may be, and (ii) are complete and correct, and do not contain or reflect any inaccuracies or discrepancies.

     No Undisclosed Liabilities. There are no Liabilities of the Business, other than Liabilities (i) reflected or reserved against on the Reference Balance Sheet, (ii) disclosed in Schedule 3.9 as of the date hereof, or (iii) incurred since the date of the Reference Balance Sheet in the ordinary course of business, consistent with the past practice of the Business. Reserves are reflected on the Reference Balance Sheet against all Liabilities of the Business as of the Reference Balance Sheet Date in amounts that have been established in accordance with U.S. GAAP as applied by the Sellers on a basis consistent with the past practices of the Business, as modified, if relevant, by Schedule 1.

     Receivables. For any entity the assets of which, rather than the stock of which, are being purchased pursuant to the SPAB Asset Purchase Agreement:
Schedule  3.10  contains  an aged list of  receivables  as of the date  shown in
Schedule 3.10. Schedule 3.10 shows separately those receivables of each such entity that as of such date had been outstanding (i) for 29 days or less, (ii) 30-59 days, (iii) 60-89 days, (iv) 90-119 days, and (vi) more than 119 days. Except to the extent, if any, reserved for on the Reference Balance Sheet, all Receivables reflected on the Reference Balance Sheet are properly recorded on the books and records of the Companies and Subsidiaries, as the case may be, and arose from, and the Receivables existing as of the date of this Agreement have arisen from, the sale of Inventory or services to Persons not affiliated with the Sellers, the Companies or any Subsidiary and in the ordinary course of the Business consistent with past practice and, to the Sellers' Knowledge, except as reserved against on the Reference Balance Sheet, constitute only valid, undisputed claims of the Business not subject to valid claims of set-off or other defenses or counterclaims other than normal cash discounts accrued in the ordinary course of business consistent with past practice.

     Inventories. For any entity the assets of which, rather than the stock of which, are being purchased pursuant to the SPAB Asset Purchase Agreement:
Schedule 3.11  identifies the inventories as of the date shown on Schedule 3.11.
Schedule 3.11 also contains a complete list of the addresses of all warehouses and other facilities in which the inventories are located. As of the Reference Balance Sheet, the values at which all Inventories are carried on the Reference Balance Sheet reflect the historical inventory valuation policy of the Companies and the Subsidiaries of stating such Inventories at the lower of cost (determined on the first-in, first-out method) or market value. Except as set forth in Schedule 3.11, the Sellers, Companies or any Subsidiary, as the case may be, has good and marketable title to the Inventories free and clear of all Encumbrances. Subject to amounts reserved therefor on the Reference Balance Sheet, the Inventories do not consist of, in any material amount, items that are obsolete, damaged or slow-moving and are in good and merchantable condition in all material respects, are suitable and usable for the purposes for which they are intended and are in a condition such that they can be sold in the ordinary course of the Business consistent with past practice. The Inventories do not consist of any items held on consignment. None of the Companies or the Subsidiaries have incurred any obligation or liability with respect to accepting returns of items of Inventory or merchandise in the possession of their customers other than in the ordinary course of business consistent with past practice. No clearance or extraordinary sale of the Inventories has been conducted since the Reference Balance Sheet Date. As of the Reference Balance Sheet, none of the Companies or the Subsidiaries have acquired or committed to acquire or manufacture Inventory for sale which is not of a quality and quantity usable in the ordinary course of the Business within a reasonable period of time or consistent with past practice, nor have any of the Companies or Subsidiaries since the Reference Balance Sheet Date changed the price of any Inventory except for (i) price reductions to reflect any reduction in the cost thereof to such Company or Subsidiary, (ii) reductions and increases responsive to normal competitive conditions and consistent with such Company's or Subsidiary's past sales practices, (iii) increases to reflect any increase in the cost thereof to such Company or Subsidiary and (iv) increases and reductions made with the written consent of the Purchaser.

     Conduct in the Ordinary Course; Absence of Certain Changes, Events and Conditions. Since the Reference Balance Sheet Date, the Business has been conducted in the ordinary course and consistent with past practice. As amplification and not limitation of the foregoing, and except as would not have a Material Adverse Effect, since the Reference Balance Sheet Date, none of the Companies or any Subsidiary has:

                  permitted or allowed any of the assets or properties (whether tangible or intangible) of the Companies and Subsidiaries to be subjected to any Encumbrance, other than Permitted Encumbrances and Encumbrances that will be released at or prior to the Closing;

                  except in the ordinary course of business consistent with past practice, discharged or otherwise obtained the release of any Encumbrance or paid or otherwise discharged any Liability, other than current liabilities reflected on the Reference Balance Sheet and current liabilities incurred in the ordinary course of business consistent with past practice since the Reference Balance Sheet Date;

                  except as disclosed in Schedule 3.12(iii), except in the ordinary course of business consistent with past practice, made any loan to, guaranteed any Indebtedness of or otherwise incurred any Indebtedness on behalf of any Person;

                  failed to pay any creditor any amount owed to such creditor when due, which failure has resulted in a creditor refusing to provide goods or services to any of the Companies or Subsidiaries;

                  except as disclosed in Schedule 3.12(v), redeemed any of the capital stock or declared, made or paid any dividends or distributions (whether in cash, securities or other property) to the holders of capital stock of any of the Companies or Subsidiaries or otherwise, other than dividends, distributions and redemptions declared, made or paid by any Subsidiary solely to any of the Companies;

                  except as disclosed in Schedule 3.12(vi), made any material changes in the customary methods of operations of any of the Companies and Subsidiaries, including, without limitation, practices and policies relating to manufacturing, purchasing, Inventories, marketing, selling and pricing;

                  merged with, entered into a consolidation with or acquired an interest of 5% or more in any Person or acquired a substantial portion of the assets or business of any Person or any division or line of business thereof, or otherwise acquired any material assets other than in the ordinary course of business consistent with past practice;

                  except as disclosed in Schedule 3.12(viii), made any capital expenditure or commitment for any capital expenditure in excess of $250,000 individually or $1,000,000 in the aggregate;

                  issued any purchase orders in excess of $100,000 individually or $500,000 in the aggregate;

                  except as disclosed in Schedule  3.12(x),  sold,  transferred, leased, subleased, licensed or otherwise disposed of any properties or assets, real, personal or mixed (including, without limitation, leasehold interests and intangible assets), other than the sale of Inventories in the ordinary course of business consistent with past practice;

                  issued or sold any capital stock, notes, bonds or other securities, or any option, warrant or other right to acquire the same, of, or any other interest in, any of the Companies or Subsidiaries;

                  entered into any agreement, arrangement or transaction with any of its directors, officers, employees or shareholders (or with any relative, beneficiary, spouse or Affiliate of such Person);

                  except in the ordinary course of business consistent with past practice, (A) granted any increase, or announced any increase, in the wages, salaries, compensation, bonuses, incentives, pension or other benefits payable by any of the Companies or Subsidiaries to any employees, including, without limitation, any increase or change pursuant to any Plan or (B) established or increased or promised to increase any benefits under any Plan, in either case except as required by Law or any collective bargaining agreement;

                  written down or written up (or failed to write down or write up in accordance with Companies' Accounting Practices consistent with past practice) the value of any Inventories or receivables or revalued any assets of any of the Companies or Subsidiaries other than in the ordinary course of business consistent with past practice, and, except as is set forth in Schedule 1 hereto in accordance with U.S. GAAP;

                  amended, terminated, cancelled or compromised any material claims of any of the Companies or Subsidiaries or expressly waived any other rights of material value to any of the Companies or Subsidiaries, the waiver of which has a Material Adverse Effect on the Business;

                  made any change in any method of accounting or accounting practice or policy used by any of the Companies or Subsidiaries, other than such changes required by U.S. GAAP or disclosed in
         Schedule 3.12(xvi);

                  failed to maintain the Assets in accordance with good business practice and in good operating condition and repair, normal wear and tear excepted;

                  allowed any Permit or Environmental Permit that was issued or relates to any of the Companies or Subsidiaries or otherwise relates to any Asset to lapse or terminate or failed to renew any such Permit or Environmental Permit or any insurance policy that is scheduled to terminate or expire within 45 calendar days of the Closing Date;

                  amended, modified or consented to the termination of any Material Contract or the rights of any of the Companies or Subsidiaries thereunder;

                  amended or restated the Certificate of Incorporation or the By-laws (or other organizational documents) of any of the Companies or Subsidiaries;

                  except as disclosed in Schedule 3.12(xxi), terminated, discontinued, closed or disposed of any plant, facility or other business operation, or laid off any employees due to reasons other than individual work performance (other than layoffs of less than 50 employees in any six-month period) or implemented any early retirement, separation or program providing early retirement window benefits within the meaning of Section 1.401(a)-4 of the Regulations or announced or planned any such action or program for the future;

                  permitted to lapse or go abandoned any registration for any Intellectual Property to which, or under which, any of the Companies or Subsidiaries has any right, title, interest or license and which lapse or abandonment would have a Material Adverse Effect;

                  made any express or deemed election or settled or compromised any liability, with respect to Taxes of any of the Companies or Subsidiaries;

                  suffered any casualty loss or unrepaired damage with respect to any of the Assets which in the aggregate have a replacement cost of more than $100,000, whether or not such loss or damage shall have been covered by insurance;

                  agreed, whether in writing or otherwise, to take any of the actions specified in this Section 3.12 or granted any options to purchase, rights of first refusal, rights of first offer or any other similar rights or commitments with respect to any of the actions specified in this Section 3.12, except as expressly contemplated by this Agreement.

     Litigation. Except as set forth in Schedule 3.13 (which, with respect to each Action disclosed therein, sets forth: the parties, nature of the proceeding, date and method commenced, amount of damages or other relief sought and, if applicable, paid or granted), there are no Actions by or against any of the Companies or Subsidiaries (or by or against the Sellers or any Affiliate thereof and relating to the Business or any of the Companies or Subsidiaries), or affecting any of the Assets, pending before any Governmental Authority (or, to the Knowledge of the Sellers, threatened to be brought by or before any Governmental Authority) which, if resolved against the Sellers, could reasonably be expected to have a Material Adverse Effect. None of the matters disclosed in
Schedule 3.13 has or has had a Material Adverse Effect or affects the legality, validity or enforceability of this Agreement or the consummation of the transactions contemplated hereby or thereby. Except as set forth in Schedule 3.13, none of the Companies, the Subsidiaries, the Assets or the Sellers is subject to any Governmental Order (nor, to the Knowledge of the Sellers, are there any such Governmental Orders threatened to be imposed by any Governmental Authority) which has or has had a Material Adverse Effect.

     Compliance with Laws. None of the Companies and Subsidiaries is in violation of any Law or Governmental Order, including the Foreign Corrupt Practices Act and applicable import and export control regulations applicable to the Companies and Subsidiaries or any of the Assets or the Business, the violation of which has had or could reasonably be expected to have a Material Adverse Effect.

         Environmental Compliance and Other Permits and Licenses; Related
         Matters.

         Except as disclosed in Schedule 3.15(a)(i), the Companies and the Subsidiaries currently hold all the permits, licenses, authorizations, certificates, exemptions and approvals of Governmental Authorities relating to health and safety (collectively, "Permits"), including, without limitation, Environmental Permits, necessary for the current use, occupancy and operation of each Asset of the Companies and the Subsidiaries and the conduct of the Business except where the failure to hold such Permits would not have a Material Adverse Effect, and all such Permits are in full force and effect in all material respects. Except as disclosed in Schedule 3.15(a)(ii), there is no existing practice, action or activity of any of the Companies or Subsidiaries or any portion of the Business and no existing condition of the Assets of any of the Companies or Subsidiaries or the Business which, to the Sellers' Knowledge, will give rise to any civil or criminal Liability under any Environmental Law, other than liabilities which, in the aggregate, could not have a Material Adverse Effect. Since the Sellers' Acquisition Date none of the Sellers, the Companies nor any Subsidiary has received any notice from any Governmental Authority revoking, canceling, rescinding, materially modifying or refusing to renew any Permit and to Seller's Knowledge, there is no action pending to revoke, cancel, rescind, materially modify or refuse to renew any Permit. Except as disclosed in Schedule 3.15(a)(iii), each of the Companies and Subsidiaries is in all respects in compliance with the Permits and the requirements of the Permits, except where such non-compliance does not and is not reasonably expected to have a Material Adverse Effect.
         Schedule 3.15(a)(iv) identifies all Permits, other than those Permits the failure of which to identify would not have a Material Adverse Effect, that are non-transferable or which will require the consent of any Governmental Authority in the event of the consummation of the transactions contemplated by this Agreement, or which the Companies believe will not be renewed in the ordinary course.

         Except as disclosed in Schedule 3.13 and Schedule 3.15(b), (i) Hazardous Materials have not been Released in, on or under, or do not otherwise exist on any Real Property or by the Companies or any Subsidiary on any real property previously owned or operated by the Companies or any Subsidiary in violation of any Environmental Law, or, to the Knowledge of the Sellers, any property adjoining any Real Property, in violation of any Environmental Law; (ii) there are no pending or, to the Knowledge of the Sellers, threatened Environmental Claims against the Companies, any Subsidiary, or, any Real Property;
         (iii) no Real Property, is listed on the National Priorities List under CERCLA or any analogous state list of sites requiring investigation or cleanup; and (iv), none of the Companies and Subsidiaries have transported or arranged for the transportation of any Hazardous Materials to any location which is the subject of any Environmental Claim.

         Except as disclosed in Schedule 3.15(c), to Sellers' Knowledge, there are not now and never have been any USTs located on any Real Property or any real property previously owned or operated by the Companies or any Subsidiary.

         To Sellers' Knowledge, except as disclosed in Schedule 3.15(d), no polychlorinated biphenyls or asbestos-containing materials are or have been present at any Real Property or any real property previously owned or operated by the Companies or any Subsidiary.

         Except as disclosed in Schedule 3.15(e) and heretofore provided to Purchaser, since the Sellers' Acquisition Date, there have been no environmental inspections, investigations, studies, audits, tests, review or other analyses conducted in relation to the Assets, the Business, the Real Property or on any other property now or, to the Knowledge of the Sellers, formerly, owned, operated or leased or any business now or, to the Knowledge of the Sellers, formerly, owned or operated by the Companies or any Subsidiary or, with respect to any portion of the Business, the Sellers.

         Except as disclosed in Schedule 3.15(f), neither the Sellers nor the Companies or Subsidiaries know of any facts or circumstances relating to environmental matters concerning the Assets, Business, Real Property or on any other property now or formerly owned, operated or leased or any business now or formerly owned or operated by any Company or any Subsidiary or predecessor in interest or, with respect to any portion of the Business, the Sellers, Knowledge of an actual event of which could be expected to lead to any future Environmental Claims against any Company, any Subsidiary or the Purchaser. Intellectual Property.

         Except as otherwise described in Schedule 3.16(a)(i), to the Knowledge of the Sellers, in each case where a registration or patent or application for registration or patent is held by assignment, the assignment has been duly recorded with the state or national trademark office from which the original registration was issued or before which the application for registration is pending. Except as disclosed in
         Schedule 3.16(a)(ii), to the Knowledge of the Sellers, the rights of the Companies and Subsidiaries in or to such Intellectual Property, do not conflict with or infringe on the rights of any other Person, and none of the Sellers, the Companies or the Subsidiaries have received any claim or written notice from any Person, to such effect since the Sellers' Acquisition Date.

         Except as disclosed in Schedule 3.16(b): (i) all the Owned Intellectual Property is owned either by one of the Companies or a Subsidiary, as the case may be, free and clear of any Encumbrance and (ii) since the Sellers' Acquisition Date, no Actions have been made or asserted or are pending (nor, to the Knowledge of the Sellers, has any such Action been threatened) against any of the Companies or Subsidiaries either (A) based upon or challenging or seeking to deny or restrict the use by any of the Companies or Subsidiaries of any of the Owned Intellectual Property or (B) alleging that any services provided, or products manufactured or sold by any of the Companies or Subsidiaries are being provided, manufactured or sold in violation of any patents or trademarks, or any other rights of any Person. To the Knowledge of the Sellers, no Person is using any patents, copyrights, trademarks, service marks, trade names, trade secrets or similar property that are confusingly similar to the Owned Intellectual Property or that infringe upon the Owned Intellectual Property or upon the rights of any of the Companies or Subsidiaries therein. Except as disclosed in Schedule 3.16(b), since the Sellers' Acquisition Date, none of the Sellers, the Companies or Subsidiaries have granted any license or other right to any other Person with respect to the Owned Intellectual Property. To the Knowledge of the Sellers, the consummation of the transactions contemplated by this Agreement will not result in the termination or impairment of any of the Owned Intellectual Property.

         With respect to all Licensed Intellectual Property and Owned Intellectual Property, to the Knowledge of the Sellers, the registered user provisions of all nations where the Sellers currently conduct business and requiring such registrations have been complied with in all material respects.

         The Sellers have made available to the Purchaser correct and complete copies of all the licenses and sublicenses for Licensed Intellectual Property and any and all ancillary documents pertaining thereto (including, but not limited to, all amendments, consents and evidence of commencement dates and expiration dates). With respect to each of such licenses and sublicenses:

                  such license or sublicense, together with all ancillary documents made available pursuant to the first sentence of this Section 3.16(d), is, to the Knowledge of the Sellers, valid and binding and in full force and effect and represents the entire agreement between the respective licensor and licensee with respect to the subject matter of such license or sublicense;

                  except as set forth in Schedule 3.16(d)(ii), to the Knowledge of the Sellers, such license or sublicense will not cease to be valid and binding and in full force and effect on terms identical to those currently in effect as a result of the consummation of the transactions contemplated by this Agreement, nor will the consummation of the transactions contemplated by this Agreement constitute a breach or default under such license or sublicense or otherwise give the licensor or sublicensor a right to terminate such license or sublicense;

                  except as set forth in Schedule 3.16(d)(iii), with respect to each such license or sublicense: (A) none of the Sellers, the Companies or the Subsidiaries have received any notice of termination or cancellation under such license or sublicense and, to the Knowledge of the Sellers, no licensor or sublicensor has any right of termination or cancellation under such license or sublicense except in connection with the default of the Companies or any Subsidiary thereunder, (B) none of the Sellers, the Companies or the Subsidiaries have received any notice of a breach or default under such license or sublicense, which breach or default has not been cured, and (C) none of the Sellers, the Companies or the Subsidiaries have granted to any other Person any rights, adverse or otherwise, under such license or sublicense;

                  none of the Companies or Subsidiaries or (to the Knowledge of the Sellers) any other party to such license or sublicense is in breach or default in any material respect, and, to the Knowledge of the Sellers, no event has occurred that, with notice or lapse of time would constitute such a breach or default or permit termination, modification or acceleration under such license or sublicense; and

                  to the Knowledge of the Sellers, no Person is using any patents, copyrights, trademarks, service marks, trade names, trade secrets or similar property that are confusingly similar to the Licensed Intellectual Property or that infringe upon the Licensed Intellectual Property or upon the rights of the Companies or any Subsidiary therein.

         Except as set forth in Schedule 3.16(e), to the extent that any material technology, software or Intellectual Property has been developed or created independently or jointly by a third party for any of the Companies or Subsidiaries or incorporated into any of the Products since the Sellers' Acquisition Date, the Companies or the Subsidiaries have a written agreement with such third party with respect thereto and the Companies and/or Subsidiaries thereby either
         (i) have obtained  ownership  of, and are the  exclusive  owners of, or
         (ii) have obtained a perpetual, non-terminable (including as a result of the consummation of the transactions contemplated under the Agreement and the SPAB Asset Purchase Agreement) license (sufficient for the conduct of its business as currently conducted as proposed to be conducted) to all such third party's Intellectual Property in such work, material or invention by operation of law or by valid assignment.

         Neither the Companies nor any Subsidiary has transferred ownership of, or granted any exclusive license with respect to, any Intellectual Property that is material Intellectual Property, to any third party, or knowingly permitted the Companies' rights in such material Intellectual Property to lapse or enter the public domain.

         Since the Sellers' Acquisition Date, none of the Companies nor the Subsidiaries have received notice from any third party that the operation of the business of the Companies or the Subsidiaries or any act, product or service of the Companies or Subsidiaries, infringes or misappropriates the Intellectual Property of any third party or constitutes unfair competition or trade practices under the laws of any jurisdiction.

         Since the Sellers' Acquisition Date, each of the Companies and Subsidiaries has taken commercially reasonable steps to protect the rights of the Companies' and Subsidiaries' in the Companies' confidential information and trade secrets that it wishes to protect or any trade secrets or confidential information of third parties provided to the Companies or any Subsidiary.

         Real Property.

         Schedule 3.17(a) lists the street address of each parcel of Owned Real Property and each parcel of Leased Real Property.

         Except as described in Schedule 3.17(b), to the Sellers' Knowledge, there is no material violation of any Law (including, without limitation, any building, planning or zoning law) relating to any of the Real Property. The Sellers have made available to the Purchaser true and complete copies of each deed for each parcel of Owned Real Property and, to the extent maintained by Sellers, for each parcel of Leased Real Property and all the title insurance policies, title reports, surveys, certificates of occupancy, environmental reports and audits, appraisals, Permits, other title documents and other documents relating to or otherwise affecting the Real Property, the operations of the Companies or any Subsidiary thereon or any other uses thereof. The Companies or Subsidiaries are in peaceful and undisturbed possession of each parcel of Real Property and, to Sellers' Knowledge, there are no contractual or legal restrictions that preclude or restrict the ability to use the premises for the purposes for which they are currently being used. All existing water, sewer, steam, gas, electricity, telephone and other utilities required for the construction, use, occupancy, operation and maintenance of the Real Property are adequate for the conduct of the business of the Companies and the Subsidiaries as it currently is conducted. Sellers have no Knowledge of any material latent defects or material adverse physical conditions affecting the Real Property or any of the facilities, buildings, structures, erections, improvements, fixtures, fixed assets and personality of a permanent nature annexed, affixed or attached to, located on or forming part of the Real Property. Except as set forth in Schedule 3.17(b), none of the Companies or Subsidiaries is presently leasing or subleasing any parcel or any portion of any parcel of Real Property to any other Person, nor have any of the Companies or Subsidiaries assigned its interest under any current lease or sublease listed in
         Schedule 3.17(a) to any third party.

         The Sellers have made available to the Purchaser true and complete copies of all current leases and subleases for Leased Real Property listed in Schedule 3.17(a) and any and all ancillary documents pertaining thereto (including, but not limited to, all amendments, consents for alterations and documents recording variations and evidence of commencement dates and expiration dates). With respect to each of such leases and subleases, none of the Companies or Subsidiaries or (to the Knowledge of the Sellers) any other party to such lease or sublease, is in breach or default in any material respect, and, to the Knowledge of the Sellers, no event has occurred that, with notice or lapse of time would constitute such a breach or default or permit termination, modification or acceleration under such lease or sublease.

         There are no condemnation proceedings or eminent domain proceedings of any kind pending or, to the Knowledge of the Sellers, threatened against the Real Property.

         The rental set forth in each lease or sublease of the Leased Real Property is the actual rental being paid, and there are no separate agreements or understandings with respect to the same.

     The Companies and Subsidiaries have the full right to exercise any renewal options contained in the leases and subleases pertaining to the Leased Real
Property on the terms and conditions contained therein and upon due exercise would be entitled to enjoy the use of each Leased Real Property for the full term of such renewal options.

         Material Contracts.

         Except as disclosed in Schedule 3.18(a), each Material Contract: (i) is valid and binding on the respective parties thereto and is in full force and effect and (ii) upon consummation of the of transactions contemplated by this Agreement, except to the extent that any consents set forth in Schedule 3.7 are not obtained, shall continue in full force and effect without material penalty or other material adverse consequence. None of the Companies nor any Subsidiary is in breach of, or in default under, any Material Contract, except where such breach or default could not have a Material Adverse Effect. The Seller has made copies of all Material Contracts available for review by the Purchaser.
         Schedule 3.18(a) contains a list of all Material Contracts.

         Except as disclosed in Schedule 3.18(b), to the Sellers' Knowledge, no other party to any Material Contract is in breach thereof or default thereunder.

         Except as disclosed in Schedule 3.18(c), there is no contract, agreement or other arrangement that grants any Person any preferential right to purchase, other than in the ordinary course of business consistent with past practice, any of the properties or assets of any of the Companies or any Subsidiary.

     Assets. Except for the Excluded Assets and as disclosed in Schedule 3.19, the Companies and Subsidiaries own, lease or have the legal right to use all the properties and assets, including, without limitation, the Owned Intellectual Property, the Licensed Intellectual Property, the Real Property, the Inventories, the Receivables, and rights under Material Contracts, fixed assets, equipment and other tangible assets used or reasonably intended to be used by them in the conduct of the Business or otherwise owned, leased or used by the Companies or any Subsidiary and, with respect to contract rights, are parties to and enjoy the right to the benefits of all contracts, agreements and other arrangements used or reasonably intended to be used by the Companies or any Subsidiary or in or relating to the conduct of the Business (all such properties, assets and contract rights, including any of the Sellers' claims against any parties relating exclusively or primarily to such properties, assets and/or contract rights but excluding the Excluded Assets, are hereinafter referred to as the "Assets"). Either the Companies or a Subsidiary, as the case may be, has good and valid title to, or, in the case of leased or subleased Assets, valid and subsisting leasehold interests in, all the Assets, free and clear of all Encumbrances, except (i) as disclosed in Schedules 3.11, 3.12, 3.16(b) and 3.19 and (ii) Permitted
Encumbrances. Except for the Excluded Assets, the Assets constitute all the properties, assets and rights forming a part of the Business.

     Customers. Schedule 3.20 lists the names and addresses of the five largest customers of the Business, determined by the aggregate value of orders placed in the most recently ended fiscal year. None of the Sellers, the Companies or the Subsidiaries has received any written notice that any customer listed in
Schedule 3.20 has ceased, or will cease, to use the products, equipment, goods or services of the Business, or has substantially reduced the use of such products, equipment, goods or services.

     Suppliers. Schedule 3.21 lists the names and addresses of the five largest suppliers of the Business, determined by the aggregate value of orders placed in the most recently ended fiscal year. None of the Sellers, the Companies or the Subsidiaries has received any written notice that any such supplier will not sell raw materials, supplies, merchandise and other goods to the Companies and Subsidiaries at any time after the Closing Date.

     Employee Benefit Matters ; Plans and Material Documents.

     Schedule  3.22(a)  lists (i) all  employee  benefit  plans (as  defined  in
Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")) and all bonus, stock option, stock purchase, restricted stock, incentive, deferred compensation, retiree medical or life insurance, supplemental retirement, severance or other benefit plans, programs or arrangements, to which any of the Companies or any Subsidiary is a party, with respect to which any of the Companies or any Subsidiary has any obligation or which are maintained, contributed to or sponsored by that Company or Subsidiary for the benefit of any current or former employee, officer or director of the Companies or any Subsidiary, and (ii) any Material Contracts, arrangements or understandings between the Sellers or any of their Affiliates and any senior executive of the Companies or of any Subsidiary, including, without limitation, any contracts, arrangements or understandings relating to the sale of the Companies (collectively, the "Plans"). The Sellers have made available to the Purchaser a complete and accurate copy of each Plan and a complete and accurate copy of each material document prepared in connection with each such Plan including, without limitation, where applicable, (i) a copy of each trust, contract or other funding arrangement; (ii) the most recent summary plan description and summaries of material modifications related thereto; (iii) the most recently filed Internal Revenue Service ("IRS") Form 5500, (with all attachments and schedules); (iv) the most recently received IRS determination letter issued with respect to each such Plan; (v) the most recently prepared actuarial report and financial statement in connection with each such Plan; (vi) all forms and notices required by Code Section 4980B(f)(6); (vii) the most recently completed discrimination test results for each Plan (as applicable);
(viii) the most recent annual accounting of Plan assets; (ix) all communications provided to Plan participants after the Seller Acquisition Date regarding amendment, termination, modification, termination or establishment of any Plan which would result in any material liability to the Companies or any Subsidiary; and (x) all registration statements, annual reports (Form 11-K and all attachments thereto) and prospectuses prepared in connection with any Plan. Except as disclosed on Schedule 3.22(a), there are no other employee benefit plans, programs or material arrangements or agreements, whether formal or informal, whether in writing or not, to which any of the Companies or Subsidiaries is a party, with respect to which any of the Companies or Subsidiaries has any obligation or which are maintained, contributed to or sponsored by any of the Companies or Subsidiaries for the benefit of any current or former employee, officer or director of any of the Companies or Subsidiaries. None of the Companies nor any Subsidiary has any legally enforceable express or implied commitment, (i) to create, incur liability with respect to or cause to exist any other employee benefit plan, program or arrangement, (ii) to enter into any material contract or agreement to provide compensation or benefits to any individual or (iii) to modify, change or terminate any Plan, other than with respect to a modification, change or termination required by ERISA or the Code.

         Absence of Certain Types of Plans. Except as is set forth in Schedule 3.22(b), none of the Plans is a multiemployer plan (within the meaning of Section 3(37) or 4001(a)(3) of ERISA) (a "Multiemployer Plan") or a single employer pension plan (within the meaning of Section 4001(a)(15) of ERISA) for which any of the Companies or Subsidiaries could incur liability under Section 4063 or 4064 of ERISA (a "Multiple Employer Plan"). Except as is set forth in Schedule 3.22(b), none of the Plans provide for the payment of separation, severance, termination or similar-type benefits to any Person or obligates the Companies or any Subsidiary to pay separation, severance, termination or similar-type benefits solely as a result of any transaction contemplated by this Agreement or as a result of a "change in control", within the meaning of such term under Section 280G of the Code. Except as is set forth in
         Schedule 3.22(b), none of the Plans provides for or promises retiree medical, disability or life insurance benefits to any current or former employee, officer or director of the Companies or any Subsidiary.

         Compliance with Applicable Law. Each Plan is now, and since the Sellers' Acquisition Date has, operated in all material respects in accordance with the requirements of all applicable Law, including, without limitation, ERISA and the Code, and all persons who participate in the operation of such Plans and all Plan "fiduciaries" (within the meaning of Section 3(21) of ERISA) have now and since the Sellers' Acquisition Date, always acted in all material respects in accordance with the provisions of all applicable Law, including, without limitation, ERISA and the Code. To the Knowledge of the Sellers, since the Sellers' Acquisition Date, each of the Companies and Subsidiaries has in all material respects, performed all obligations required to be performed by it under any Plan. To the Knowledge of the Sellers, none of the Companies and Subsidiaries is, nor is any other party, in any material respect in default under or in violation of any Plan. To the Knowledge of the Sellers, no legal action, suit or claim is pending or threatened with respect to any Plan (other than claims for benefits in the ordinary course) and no fact or event exists which has arisen since the Sellers' Acquisition Date that could reasonably be expected to give rise to any such action, suit or claim. There are no audits, inquiries or proceedings pending or, to the Knowledge of the Sellers, threatened by the Internal Revenue Service or Department of Labor with respect to any Plan.

         Qualification of Certain Plans. Each Plan which is intended to be qualified under Section 401(a) of the Code has received or is the subject of a favorable determination letter from the IRS that it is so qualified and each trust established in connection with any Plan which is intended to be exempt from federal income taxation under Section 501(a) of the Code has received or is the subject of a determination letter from the IRS that it is so exempt, and no fact or event has occurred since the date of such determination letter from the IRS to adversely affect the qualified status of any such Plan or the exempt status of any such trust. Each trust maintained or contributed to by the Companies or any Subsidiary which is intended to be qualified as a voluntary employees' beneficiary association and which is intended to be exempt from federal income taxation under Section 501(c)(9) of the Code has received a favorable determination letter from the IRS that it is so qualified and so exempt, and no fact or event has occurred since the date of such determination by the IRS to adversely affect such qualified or exempt status.

         Absence of Certain Liabilities and Events. There has been no prohibited transaction (within the meaning of Section 406 of ERISA or Section 4975 of the Code and not otherwise exempt under either the Code or ERISA) with respect to any Plan which is subject to ERISA or the Code. None of the Companies nor any Subsidiary has incurred any liability for any penalty or tax arising under Section 4971, 4972, 4980, 4980B or 6652 of the Code or any liability under Section 502 of ERISA, and no fact or event exists which has occurred since the Sellers' Acquisition Date, which could reasonably be expected to give rise to any such liability. Since the Sellers' Acquisition Date, none of the Companies or Subsidiaries has incurred any liability under, arising out of or by operation of Title IV of ERISA (other than liability for premiums to the Pension Benefit Guaranty Corporation arising in the ordinary course), including, without limitation, any liability in connection with (1) the termination or reorganization of any employee benefit plan subject to Title IV of ERISA or (ii) with respect to any Plan and any employee benefit plan maintained or contributed to by any company or other entity considered a member of a controlled group with the Companies and Subsidiaries in accordance with Code Section 414 (an "ERISA Affiliate"), or (2) the withdrawal from any Multiemployer Plan, and no fact or event exists which could reasonably be expected to give rise to any such liability. Since the Sellers' Acquisition Date, to the Knowledge of the Sellers, no complete or partial termination has occurred with respect to any Plan. No reportable event (within the meaning of Section 4043 of ERISA) has occurred since the Sellers'
         Acquisition Date nor is expected to occur with respect to any Plan subject to Title IV of ERISA. To the Sellers' Knowledge, no Plan which is subject to ERISA or the Code had an accumulated funding deficiency
         (within the meaning of Section 302 of ERISA or Section 412 of the Code), whether or not waived, as of the most recently ended plan year of such Plan. Since the Seller's Acquisition Date, the Companies and Subsidiaries have not in any material respect, violated any of the health continuation requirements of COBRA, the requirements of the Family Medical Leave Act of 1993, as amended, the requirements of the Women's Health and Cancer Rights Act, as amended, the requirements of the Newborns' and Mothers' Health Protection Act of 1996, as amended, the requirements of the Health Insurance Portability and Accountability Act of 1996, as amended, or any similar provisions of state law applicable to Employees of the Companies or any of their Subsidiaries. None of the assets of the Companies or any Subsidiary is the subject of any lien arising under Section 302(f) of ERISA or Section 412(n) of the Code as a result of any events occurring since the Sellers' Acquisition Date; since the Sellers' Acquisition Date, none of the Companies or any Subsidiary has been required to post any security under Section 307 of ERISA or Section 401(a)(29) of the Code; and the Sellers' Knowledge, no fact or event exists which could reasonably be expected to give rise to any such lien or requirement to post any such security.

         Plan Contributions and Funding. Since the Sellers' Acquisition Date, all contributions, premiums or payments required to be made with respect to any Plan have been made on or before their due dates. All such contributions have been fully deducted for income tax purposes and, to the Knowledge of the Sellers, no such deduction has been challenged or disallowed by any government entity and, to the Knowledge of the Sellers, no fact or event exists which could reasonably be expected to give rise to any such challenge or disallowance. As of the Closing Date, no Plan which is subject to Title IV of ERISA will have an "unfunded benefit liability" (within the meaning of Section 4001(a)(18) of ERISA) arising since the Sellers' Acquisition Date.

         Certain Employee-Benefits Assets. Except as disclosed in Schedule 3.22(g) since the Sellers' Acquisition Date, no guaranteed investment contracts and other similar funding contracts with any insurance Companies have been held by any of the Plans.

         Americans With Disability Act. Except as set forth in Schedule 3.22(h), each of the Companies and Subsidiaries required to comply with the requirements of the Americans With Disabilities Act is in compliance with such act.

         WARN Act. Each of the Companies and Subsidiaries required to comply with the requirements of the Workers Adjustment and Retraining Notification Act ("WARN") is in compliance with such act and has no liabilities pursuant to WARN.

     (j) Overseas Employees. Except as disclosed in Schedule 3.22(j), each Plan that has been adopted or maintained by any of the Companies or Subsidiaries for the benefit of employees who perform services outside the United States has no unfunded liabilities arising since the Sellers' Acquisition Date that are not offset by insurance or fully accrued.

     Labor Matters. Except as set forth in Schedule 3.23: (a) none of the Companies or Subsidiaries are currently a party to any collective bargaining agreement or other labor union contract applicable to persons employed by any of the Companies or any Subsidiary and, to the Knowledge of the Sellers, there are currently no organizational campaigns, petitions or other unionization activities seeking recognition of a collective bargaining unit which could affect any of the Companies or Subsidiaries; (b) there are no strikes, slowdowns or work stoppages pending or, to the Knowledge of the Sellers, threatened involving the Companies or any Subsidiary, and none of the Companies nor any of the Subsidiaries has experienced any such strike, slowdown or work stoppage since the Sellers' Acquisition Date; (c) since the Sellers' Acquisition Date, none of the Companies or Subsidiaries have materially breached or otherwise failed to comply with the material provisions of any collective bargaining or union contract and there are no grievances outstanding against any of the Companies or Subsidiaries under any such agreement or contract which could have a Material Adverse Effect; (d) there are no formal unfair labor practice complaints pending against any of the Companies or Subsidiaries before the National Labor Relations Board or any other Governmental Authority or any current union representation questions involving employees of any of the Companies or Subsidiaries which could have a Material Adverse Effect; (e) each of the Companies and Subsidiaries is currently in compliance in all Material Respects with all applicable Laws relating to the employment of labor, including those related to wages, hours, collective bargaining and the payment and withholding of taxes and other sums as required by the appropriate Governmental Authority and has withheld and paid to the appropriate Governmental Authority or is holding for payment not yet due to such Governmental Authority all amounts required to be withheld from employees of the Companies and Subsidiaries since the Sellers' Acquisition Date and is not liable for any arrears of wages, taxes, penalties or other sums for failure to comply with any of the foregoing during the period from the Sellers' Acquisition Date through the date of this Agreement which could have a Material Adverse Effect; (f) since the Sellers' Acquisition Date, each of the Companies and Subsidiaries has paid in full to all their respective employees or adequately accrued for in accordance with U.S. GAAP all wages, salaries, commissions, bonuses, benefits and other compensation due to or on behalf of such employees; (g) to Sellers' Knowledge there is no charge or proceeding with respect to a violation of any occupational safety or health standards that has been asserted since the Sellers' Acquisition Date or is now pending or, to the Knowledge of the Sellers, threatened with respect to any of the Companies or Subsidiaries; and (i) there is no formal, written charge of discrimination in employment or employment practices, for any reason, including, without limitation, age, gender, race, religion or other legally protected category, which has been asserted since the Sellers' Acquisition Date or, to the Sellers' Knowledge, threatened before the United States Equal Employment Opportunity Commission, or any other Governmental Authority in any jurisdiction in which any of the Companies or Subsidiaries has employed or currently employs any person.

         Taxes.

         (i) All federal, state, local or foreign returns and reports in respect of Taxes required to be filed with respect to the Companies and Subsidiaries (including the consolidated federal income tax return of the Sellers and any state, local or foreign Tax return that includes any of the Companies or Subsidiaries on a consolidated or combined basis) have been timely filed; (ii) all Taxes required to be shown on such returns and reports or otherwise due have been timely paid; (iii) all such returns and reports (insofar as they relate to the activities or income of the Companies or Subsidiaries) are true, correct and complete in all respects; there are no pending or, to the Knowledge of the Sellers, threatened actions or proceedings for the assessment or collection of Taxes against any of the Companies or Subsidiaries or (insofar as either relates to the activities or income of any of the Companies or Subsidiaries or could result in liability of any of the
         Companies  or  Subsidiaries  on  the  basis  of  joint  and/or  several liability for any period) any corporation that was included in the filing of a return with the Sellers on a consolidated or combined basis; (iv) there are no Tax liens on any Assets; (v) neither the Sellers nor any subsidiary or Affiliate of the Sellers is a party to any agreement or arrangement that would result, separately or in the aggregate, in the payment of any "excess parachute payments" within the meaning of Section 280G of the Code; (vi) from and after the Sellers' Acquisition Date, SPINC and its U.S. Subsidiaries have been and continue to be members of the affiliated group (within the meaning of
         Section 1504(a)(1) of the Code) for which SPUSA or any of its affiliates files a consolidated return as the common parent, and has not been includible in any other consolidated return for any taxable period for which the statute of limitations has not expired; (vii) the Companies and each of the Subsidiaries have complied in all material respects with all rules and regulations  relating to the withholding of Taxes;  and
         (viii)   neither  the   Companies  nor  any   Subsidiaries   have
         participated  in  a  transaction   (either  as  a  controlled  or
         distributing  corporation)  described in Section 355 of the Code;
         and

         Except as disclosed in Schedule 3.24(b): (i) there are no outstanding waivers or agreements extending the statute of limitations with respect to any Tax to which any of the Companies or Subsidiaries may be subject; (ii) none of the Companies or Subsidiaries have any (A) income reportable for a period ending after the Closing Date but attributable to a transaction (e.g., an installment sale) occurring in or a change in accounting method and ending on or prior to the Closing Date which resulted in a deferred reporting of income from such transaction or from such change in accounting method (other than a deferred intercompany transaction), or (B) deferred gain or loss arising out of any deferred intercompany transaction;

         (i) The Sellers have made available to the Purchaser a list of all income, franchise and similar tax Returns (federal, state, local and foreign) filed with respect to each of the Companies and Subsidiaries for taxable periods ending after 1996, which indicates all tax returns that currently are the subject of audit and known to the Sellers, (ii) the Sellers will provide to the Purchaser upon request correct and complete copies of all federal and state income, franchise and similar tax Returns since 1996 and (iii) the Sellers will provide to the Purchaser upon request a true and complete copy of any tax-sharing or allocation agreement involving the Companies or any Subsidiary and a true and complete description of any unwritten or informal agreement or arrangement.

         On the Reference Balance Sheet, reserves and allowances have been provided adequate to satisfy all Liabilities for Taxes as of the Reference Balance Sheet Date. Insurance.

         Schedule 3.25 sets forth the name of insurer, policy number and claims history since the Sellers' Acquisition Date, as well as the claims history prior to the Sellers' Acquisition Date that is known to the Sellers, with respect to each insurance policy (including policies providing property, casualty, liability, workers' compensation, and bond and surety arrangements) under which any of the Companies or Subsidiaries have been an insured, a named insured or otherwise the principal beneficiary of coverage at any time since the Sellers' Acquisition Date and, to the Knowledge of the Sellers, in the two years preceding the Sellers' Acquisition Date, true and complete copies of which have been made available to the Purchaser.

         To the Sellers' Knowledge, no insurance policy listed in Schedule 3.25 will, prior to the Closing Date, cease to be legal, valid, binding, enforceable in accordance with its terms and in full force and effect on terms identical to those in effect as of the date hereof.

     Product and Service Warranties. True and complete copies of the standard written forms of product and service warranties and guarantees utilized by the Companies and Subsidiaries as of the date of this Agreement have been made available to the Purchaser.

     Brokers. No broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Sellers.

         Certain Interests

     Except as disclosed in Schedule 3.28(a), none of the Seller Representatives listed in Schedule 3.28(a):

                  has any direct or indirect financial interest in any competitor, supplier or customer of the Companies or any Subsidiaries, provided, however, that the ownership of securities representing no more than one percent of the outstanding voting power of any competitor, supplier or customer, and which are listed on any national securities exchange or traded actively in the national over-the-counter market, shall not be deemed to be a "financial interest" so long as the Person owning such securities has no other connection or relationship with such competitor, supplier or customer;

                  owns, directly or indirectly, in whole or in part, or has any other interest in any tangible or intangible property which any Company or any Subsidiary uses or has used in the conduct of the Business or otherwise; or

                  has outstanding any Indebtedness to any Company or any Subsidiary.


         Except as disclosed in Schedule 3.28(b), no officer or director of any Company or any Subsidiary and no relative or spouse (or relative of such spouse) who resides with, or is a dependent of, any such officer or director has outstanding any Indebtedness to the Sellers.

         Except as disclosed in Schedule 3.28(c), neither any Company nor any Subsidiary has any Liability or any other obligation of any to any officer, director or shareholder of the Seller, any Company or any Subsidiary or to any
        relative or spouse (or relative of such spouse) who resides with, or is a dependent of, any such officer, director or shareholder, other than amounts owed as compensation for services in the normal course and amounts which , in the aggregate, could not have a Material Adverse Effect.

                 REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

     As an inducement to the Sellers to enter into this Agreement, the Purchaser hereby represents and warrants to the Sellers as follows:


     Organization and Authority of the Purchaser. The Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of California and has all necessary corporate power and authority to enter into this Agreement, to carry out its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and any ancillary agreement in connection herewith by the Purchaser, the performance by the Purchaser of its obligations hereunder and thereunder and the consummation by the Purchaser of the transactions contemplated hereby and thereby have been duly authorized by all requisite action on the part of the Purchaser. This Agreement has been duly executed and delivered by the Purchaser, and (assuming due authorization, execution and delivery by the Sellers) this Agreement constitutes a legal, valid and binding obligation of the Purchaser enforceable against the Purchaser in accordance with its terms.

     No Conflict. Assuming compliance with the notification requirements of the HSR Act and the making and obtaining of all filings, notifications, consents, approvals, authorizations and other actions referred to in Section 4.3, except as may result from any facts or circumstances relating solely to the Sellers, the execution, delivery and performance of this Agreement by the Purchaser does not and will not (i) violate, conflict with or result in the breach of any provision of the Certificate of Incorporation or By-laws of the Purchaser, (ii) conflict with or violate any Law or Governmental Order applicable to the Purchaser or (iii) conflict with, or result in any breach of, constitute a default (or event which with the giving of notice or lapse or time, or both, would become a default) under, require any consent under, or give to others any rights of termination, amendment, acceleration, suspension, revocation, or cancellation of, or result in the creation of any Encumbrance on any of the assets or properties of the Purchaser pursuant to, any note, bond, mortgage or indenture, contract, agreement, lease, sublease, license, permit, franchise or other instrument or arrangement to which the Purchaser is a party or by which any of such assets or properties are bound or affected which would have a Material Adverse Effect on the ability of the Purchaser to consummate the transactions contemplated by this Agreement. The Note has been approved by the Purchaser's proposed senior lenders.

     Governmental Consents and Approvals. The execution, delivery and performance of this Agreement by the Purchaser do not and will not require any consent, approval, authorization or other order of, action by, filing with, or notification to, any Governmental Authority, except the notification and review requirements of the HSR Act and those analogous laws of other countries.

     Investment Purpose. The Purchaser is acquiring the Shares solely for the purpose of investment and not with a view to, or for offer or sale in connection with, any distribution thereof.

     Litigation. Except as disclosed in Schedule 4.5, no claim, action, proceeding or investigation is pending or, to the best Knowledge of the Purchaser, threatened, which seeks to delay or prevent the consummation of, or which would be reasonably likely to materially adversely affect the Purchaser's ability to consummate, the transactions contemplated by this Agreement.

     Brokers. Except for Banc of America Securities LLC, no broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Purchaser. The Purchaser shall be solely responsible for payment of the fees and expenses of Banc of America Securities LLC.

     Commitment Letter. The Purchaser has provided the Sellers true and correct copies of the Commitment Letter. The debt financing contemplated by the Commitment Letter, together with Purchaser's cash on hand, is sufficient to pay the Purchase Price, related fees and expenses of the transactions contemplated hereby to be paid by the Purchaser and to provide for the working capital requirements of the Purchaser after the Closing.

                              ADDITIONAL AGREEMENTS

     Conduct of Business Prior to the Closing. Except as described in Schedule 5.1, between the date hereof and the time of the Closing, none of the Sellers, the Companies or Subsidiaries shall conduct its business other than in the ordinary course and consistent with the past practice of the Companies and Subsidiaries.

         Access to Information.

         From the date hereof until the Closing, upon reasonable notice, the Sellers shall cause the Companies and the Subsidiaries and each of the Companies' and the Subsidiaries' officers, directors, employees, agents, representatives, accountants and counsel to: (1) afford the officers, employees and authorized agents, accountants, counsel, financing sources and representatives of the Purchaser reasonable access, during normal business hours, to the offices, properties, plants, other facilities, books and records of the Companies and
         Subsidiaries and to those officers, directors, employees, agents, accountants and counsel of the Companies and Subsidiaries who have any Knowledge relating to any of the Companies, Subsidiaries or the Business and (ii) furnish to the officers, employees and authorized agents, accountants, counsel, financing sources and representatives of the Purchaser such additional financial and operating data and other information regarding the
         assets,   properties   and   goodwill  of  the   Companies,   the
         Subsidiaries and the Business (or legible copies thereof) as the Purchaser may from time to time reasonably request.

         In order to facilitate the resolution of any claims made against or incurred by the Sellers prior to the Closing, for a period of five years after the Closing, the Purchaser shall (i) retain the books and records of the Companies and the Subsidiaries relating to periods prior to the Closing in a manner reasonably consistent with the prior practice of the Companies and the Subsidiaries and (ii) upon reasonable notice, afford the officers, employees and authorized agents and representatives of the Sellers reasonable access (including the right to make, at the Sellers' expense, photocopies), during normal business hours, to such books and records.

         In order to facilitate the resolution of any claims made by or against or incurred by the Purchaser, the Companies or any Subsidiary after the Closing or for any other reasonable purpose, for a period of five years following the Closing, the Sellers shall (i) retain the books and records of the Sellers which relate to the Companies and the Subsidiaries and their operations for periods prior to the Closing and which shall not otherwise have been delivered to the Purchaser, the Companies or any Subsidiary and (ii) upon reasonable notice, afford the officers, employees and authorized agents and representatives of the Purchaser, the Companies or any Subsidiary reasonable access (including the right to make photocopies, at the expense of the Purchaser, the Companies or such Subsidiary), during normal business hours, to such books and records.

     Confidentiality. Following the Closing, the Sellers agree to, and shall use their best efforts to cause their agents, representatives, Affiliates, employees, officers and directors to: (i) treat and hold as confidential (and not disclose or provide access to any Person to) all information relating to trade secrets, processes, patent and trademark applications, product development, price, customer and supplier lists, pricing and marketing plans, policies and strategies, details of client and consultant contracts, operations methods, product development techniques, business acquisition plans, new personnel acquisition plans and all other confidential information with respect to the Business, the Companies and Subsidiaries, (ii) in the event that the Sellers or any such agent, representative, Affiliate, employee, officer or director becomes legally compelled to disclose any such information, provide the Purchaser with prompt written notice of such requirement so that the Purchaser, or any of the Companies or Subsidiaries may seek a protective order or other remedy or waive compliance with this Section 5.3, (iii) in the event that such protective order or other remedy is not obtained, or the Purchaser waives compliance with this Section 5.3, furnish only that portion of such confidential information which is legally required to be provided and exercise its best efforts to obtain assurances that confidential treatment will be accorded such information, (iv) promptly furnish (prior to, at, or as soon as practicable following, the Closing) to the Companies or the Purchaser, any and all copies (in whatever form or medium) of all such confidential information then in the possession of the Sellers or any of its agents, representatives, Affiliates, employees, officers and directors and, except as otherwise required by Section 5.2(c), destroy any and all additional copies then in the possession of the Sellers or any of its agents, representatives, Affiliates, employees, officers and directors of such information and of any analyses, compilations, studies or other documents prepared, in whole or in part, on the basis thereof; provided, however, that this sentence shall not apply to any information that, at the time of disclosure, is available publicly and was not disclosed in breach of this Agreement by the Sellers, its agents, representatives, Affiliates, employees, officers or directors. In addition, with respect to Intellectual Property, any combination of features shall not be deemed to be within the foregoing exception merely because the individual features are in the public domain unless the combination itself and its principle of operation are in the public domain. Remedies at law for any breach of the obligations of Sellers under this Section
5.3 are inadequate and the Purchaser shall be entitled to seek equitable relief, including injunction and specific performance, in the event of any such breach.

         Regulatory and Other Authorizations; Notices and Consents.

         The Sellers and the Purchaser shall use their commercially reasonable best efforts to obtain (or cause the Companies and the Subsidiaries to obtain) all authorizations, consents, orders and approvals of all Governmental Authorities and officials that may be or become necessary for its execution and delivery of, and the performance of its obligations pursuant to, this Agreement and will cooperate fully with the other party in promptly seeking to obtain all such authorizations, consents, orders and approvals. Each party hereto agrees to make an appropriate filing, if necessary, pursuant to the HSR Act (and any other analogous laws and regulations of other countries) with respect to the transactions contemplated by this Agreement promptly following the date hereof and to supply as promptly as practicable to the appropriate Governmental Authorities any additional information and documentary material that may be requested pursuant to the HSR Act or such other analogous laws and regulations.

         The Sellers shall or shall cause the Companies and the Subsidiaries to give promptly such notices to third parties and use its or their commercially reasonable efforts to obtain such third party consents and estoppel certificates as the Purchaser may in its reasonable discretion deem necessary or desirable in connection with the transactions contemplated by this Agreement; provided, however, that the Sellers shall have no obligation to give any guarantee or other consideration of any nature in connection with any such notice, consent or estoppel certificate
         or   to  consent  to any  change  in the  terms  of any  agreement  or
         arrangement   which  the  Sellers  in  their  sole  and  absolute
         discretion may deem adverse to the interests of the Sellers, the Business or any of the Companies or Subsidiaries.

         The Purchaser shall cooperate and use all reasonable efforts to assist the Sellers in giving such notices and obtaining such consents and estoppel certificates; provided, however, that the Purchaser shall have no obligation to give any guarantee or other consideration of any nature in connection with any such notice, consent or estoppel certificate or to consent to any change in the terms of any agreement or arrangement which the Purchaser in its sole and absolute discretion may deem adverse to the interests of the Purchaser, the Business or any of the Companies or Subsidiaries.

         The Sellers and the Purchaser agree that, in the event any consent, approval or authorization necessary or desirable to preserve for the Business, the Companies or any Subsidiary any right or benefit under any lease, license, contract, commitment or other agreement or arrangement to which the Sellers, the Companies or any Subsidiary is a party is not obtained prior to the Closing, the Sellers will, subsequent to the Closing, cooperate with the Purchaser and the Companies in attempting to obtain such consent, approval or authorization as promptly thereafter as practicable. If such consent, approval or authorization cannot be obtained, the Sellers shall use their commercially reasonable efforts to provide the Companies or such Subsidiary, as the case may be, with the rights and benefits of the affected lease, license, contract, commitment or other agreement or arrangement for the term of such lease, license, contract or other agreement or arrangement, and, if the Sellers provide such rights and benefits, the Companies or such Subsidiary, as the case may be, shall assume the obligations and burdens thereunder.

     Notice of Developments. Prior to the Closing, the Sellers shall promptly notify the Purchaser in writing of all events, circumstances, facts and occurrences arising subsequent to the date of this Agreement which result in any breach of a representation or warranty or covenant of the Sellers in this Agreement which has a Material Adverse Effect or which has the effect of making any representation or warranty of the Sellers in this Agreement untrue or incorrect in any material respect.

     Environmental Study and Remedial Action. The Sellers agree that the Purchaser may perform or have performed on behalf of the Purchaser, at the Purchaser's sole expense, prior to Closing a Phase I environmental audit survey and compliance audit of the Real Property (the "Environmental Study").

     No Solicitation. The Sellers agree that between the date of this Agreement and the earlier of (i) the Closing and (ii) the termination of this Agreement, none of the Sellers, the Companies, the Subsidiaries nor any of their respective Affiliates, officers, directors, representatives or agents will, directly or indirectly, (a) solicit, initiate, consider, or encourage or accept any other proposals or offers from any Person (i) relating to any acquisition or purchase of all or any portion of the capital stock of any of the Companies or Subsidiaries or assets of the Companies or any Subsidiary (other than Inventory to be sold in the ordinary course of business consistent with past practice),
(ii) to enter into any business combination with any of the Companies or Subsidiaries or (iii) to enter into any other extraordinary business transaction involving or otherwise relating to any Company or any Subsidiary, or (b) participate in any discussions, conversations, negotiations and other communications regarding, or furnish to any other Person any information with respect to, or otherwise cooperate in any way, assist or participate in, facilitate or encourage any effort or attempt by any other Person to seek to do any of the foregoing. The Sellers immediately shall cease and cause to be terminated all existing discussions, conversations, negotiations and other communications with any Persons conducted heretofore with respect to any of the foregoing. The Companies, Subsidiaries or the Sellers shall notify the Purchaser promptly if any such proposal or offer, or any inquiry or other contact with any Person with respect thereto, is made and shall, in any such notice to the Purchaser, indicate in reasonable detail the identity of the Person making such proposal, offer, inquiry or contact and the terms and conditions of such proposal, offer, inquiry or other contact. The Sellers agree not to, and to cause each of the Companies and Subsidiaries not to, without the prior written consent of the Purchaser, release any Person from, or waive any provision of, any confidentiality or standstill agreement to which any of the Sellers, the Companies or Subsidiaries is a party.

     Use of Intellectual Property. The Sellers acknowledge that from and after the Closing, the name "Spectra Precision" and all similar or related names, marks and logos (all of such names, marks and logos being the "Precision Names") shall be owned by the Companies or a Subsidiary, that neither the Sellers nor any of their Affiliates shall have any rights in the Precision Names, and that neither the Sellers nor any of their Affiliates will contest the ownership or validity of any rights of the Purchaser, the Companies or any Subsidiary in or to the Precision Names. Notwithstanding the foregoing, the parties acknowledge and agree that the Sellers shall have all rights to the "Spectra Physics" name as well as any and all names, marks and logos using the name "Spectra" on a standalone basis. Prior to the Closing, Sellers will replace the term "Spectra Physics" where it appears in the name of any of the Companies or Subsidiaries with the term "Spectra Precision". From and after the Closing, neither the Sellers nor any of their Affiliates shall use any of the Owned Intellectual Property or any of the Licensed Intellectual Property.

         Non-Competition.

         For three years from the Closing Date Thermo Electron and its Restricted Subsidiaries (defined as any entity in which Thermo Electron directly or indirectly owns all or a majority of the beneficial interest of such entity) will not, with respect to equipment or related equipment management, data communications, or data management systems in each of the
         following   industries:   (i)  agricultural,   (ii)  construction
         equipment, or (iii) land surveying:

               Sell or manufacture for others goods that directly compete with the lines of products manufactured or sold by the Business as of the date of this Agreement; or

                 License others with any technology rights whether now or hereafter held by Thermo Electron or its Restricted Subsidiaries, which would be infringed by any products currently manufactured or sold by the Business as of the date of this Agreement.

     The provisions of this Section 5.9 shall apply only to Thermo Electron and its Subsidiaries and the parties acknowledge and agree that the provisions of this Section 5.9 shall not apply to any corporation or other business entity that is not a Subsidiary of Thermo Electron and to which Thermo Electron or any Subsidiary sells, licenses or otherwise transfer all or any portion of any business, product line or technology. Any other activities conducted or under demonstrable development by Thermo Electron and its Subsidiaries (other than the Sellers and any Subsidiary of any Seller) as of the date of this Agreement, as evidenced by their records, do not directly compete with the Business and constitute "Permitted Pursuits." In addition, for the purposes of this Agreement, Permitted Pursuits shall also mean the Sellers' (or any of their Affiliates') acquisition of another company or business which is competitive with the Business provided that the total revenue of such acquired company which is directly competitive with the Business does not exceed 10% of the acquired company's revenues for the most recent fiscal year.

     The Restricted Period shall be extended by the length of any period during which the Sellers are in breach of the terms of this Section 5.9.

     (c) The Sellers acknowledge that the covenants of the Sellers set forth in this Section 5.9 are an essential element of this Agreement and that, but for the agreement of the Sellers to comply with these covenants, the Purchaser would not have entered into this Agreement. The Sellers acknowledge that this Section
5.9 constitutes an independent covenant and shall not be affected by performance or nonperformance of any other provision of this Agreement by the Purchaser, other than Purchaser's obligations to pay the Sellers the Purchase Price and any other sums due hereunder or pursuant to the Note or any other ancillary agreement. The Sellers have independently consulted with counsel and after such consultation agree that the covenants set forth in this Section 5.9 are reasonable and proper and are a reasonable and proper means of protecting the goodwill and know-how acquired under this Agreement and the SPAB Asset Purchase Agreement.

     Further Action. Each of the parties hereto shall use all reasonable efforts to take, or cause to be taken, all appropriate action, do or cause to be done all things necessary, proper or advisable under applicable Law, and execute and deliver such documents and other papers, as may be required to carry out the provisions of this Agreement and consummate and make effective the transactions contemplated by this Agreement.

     SECTION 1.1 Audited Financial Statements. The Seller shall prepare and deliver to the Purchaser audited consolidated financial statements with respect to the Business for the fiscal years ended December 31, 1997, 1998 and 1999 (the "Audited Financial Statements"). The Audited Financial Statements shall (i) be prepared in accordance with the books of account and other financial records of the Companies and the Subsidiaries, (ii) present fairly in all material respects the consolidated financial condition and results of operations of the Companies and the Subsidiaries as of the date thereof or for the period covered thereby,
(iii) except as is set forth on Schedule 1 hereto, be prepared in accordance with U.S. GAAP applied on a basis consistent with the past practices of the Companies and the Subsidiaries and (iv) include all adjustments (consisting only of normal recurring accruals) that are necessary for a fair presentation of the consolidated financial condition of the Companies and Subsidiaries and the results of the operations of the Companies and the Subsidiaries as of the date thereof or for the period covered thereby. Purchaser's Accountants shall be entitled to participate (including, with the permission of the Sellers' Accountant, review of work papers) in the preparation of the Audited Financial Statements. The costs and expenses associated with the preparation and delivery of the Audited Financial Statements shall be borne 50% by the Sellers and 50% by the Purchaser.

     SECTION 1.2 Non-Solicitation of Employees. (a)Neither the Sellers nor any of their Affiliates shall, for a period of two (2) years following the Closing Date, for its own account or jointly with another, directly or indirectly, for or on behalf of any individual, partnership, corporation or other legal entity, as principal, agent or otherwise solicit or induce, or in any manner attempt to solicit, any person then employed by Purchaser to leave such employment, whether or not such employment is pursuant to a written contract and whether or not such employment is at will, or hire any person who has been employed by the Companies or the Subsidiaries at any time during the six (6) month period preceding the Closing. This Section 5.12(a) shall not apply to general solicitations that are made pursuant to advertisements in publications of wide circulation, to hires made pursuant to such solicitations, to any hiring made as a result of such solicitation, or to any employee earning less than $30,000 per year. (b) Each of the Sellers (and their Affiliates) recognizes the importance of the covenant not to solicit contained in this subsection (a) above an acknowledges that the restrictions imposed herein are: (i) reasonable as to scope, time and area; (ii) necessary for the protection of its legitimate business interests, including without limitation, trade secrets, goodwill, and its relationship with customers and suppliers; (iii) not unduly restrictive of its rights; and (iv) supported by adequate consideration. Each party acknowledges and agrees that the covenants not to compete contained in this Section 5.12 are essential elements of this Agreement and that but for these covenants, the other party would not have agreed to enter into this Agreement. Such covenants shall be construed as agreements independent of any other provision of this Agreement.

                                EMPLOYEE MATTERS

     Employment Liabilities. Except as specifically described herein, the Sellers shall assume and be responsible for all liabilities in connection with claims incurred from the Sellers' Acquisition Date through the Closing Date by employees under the Sellers' employee welfare benefit plans (as defined in Section 3(1) of ERISA) and not otherwise reserved against on the Closing Balance Sheet ("Pre-Closing Employee Claims"). Purchaser shall assume and be responsible for all liabilities in connection with claims incurred on and after the Closing Date in respect of employees of the Companies and the Subsidiaries and for all liabilities in connection with claims of such employees incurred prior to the Sellers' Acquisition Date. For purposes of this Section 6.1, a claim shall be considered incurred on the date treatment is rendered or a service performed. Statutory worker's compensation claims of any employees of the Companies and Subsidiaries who are employees thereof at any time after the Closing or for whom reserves are established on the Closing Balance Sheet, regardless of whether they arose before or after the Closing Date, shall be the responsibility and liability of the Purchaser. Effective as of the Closing Date, Purchaser shall assume responsibility for providing health care coverage to all qualified beneficiaries of current or former employees of the Companies or any Subsidiary (without regard to whether such employees become a transferred employee) who are receiving (or become entitled to receive) continuation health coverage pursuant to an election made under Section 4980B of the Code or Sections 601-608 of ERISA ("COBRA") (such an election to be called a "COBRA election") relating to a qualifying event occurring prior to or on the Closing Date. Coverage of the employees of the Companies and the Subsidiaries under Sellers' employee welfare benefit plans shall cease as of the Closing Date.

         Employee Benefit Plans - General.


         Compensation and Benefits; Service Credit. As of the Closing Date, the Purchaser shall credit each Company or Subsidiary employee with the number of years of service recognized by Sellers prior to the Closing Date for all employment purposes after the Closing Date, including, without limitation, for purposes of determining vacation accrual, and eligibility, vesting and benefit accrual under any profit sharing, retirement, health, welfare, severance plan or other form of benefit or compensation plan sponsored or maintained by Purchaser. Vacation accruals as provided on the Closing Balance Sheet for the employees of the Companies and Subsidiaries shall be respected by the Purchaser after the Closing.

         Enrollment. Effective on the Closing Date, the Purchaser shall enroll each Company or Subsidiary employee, other than the four employees listed in Section 2(g) of the SPAB Asset Purchase Agreement and any other employees who accept alternative employment with Thermo Electron Corporation or any of its Affiliates prior to the Closing Date, in the Purchaser's employee benefit plans and shall cause any waiting periods or pre-existing conditions restrictions under the Purchaser's plans to be waived to the extent necessary to provide immediate coverage under the Purchaser's plans. Such plans shall also credit each such employee with the amount, if any, paid during the plan year or calendar year, as applicable, by such employee (or dependent) for all deductible payments, co-payments, or similar payments made by each of them under Sellers' corresponding plan.

     WARN Act. The Purchaser shall be responsible for any liability arising under the Worker Adjustment and Retraining Notification Act arising in connection with the termination of any Company or Subsidiary employee on or after the Closing Date.

                                   TAX MATTERS

         Indemnity.
(a) Notwithstanding any other provisions in this Agreement or the SPAB Asset Purchase Agreement, the Sellers agree jointly and severally to indemnify and hold harmless the Purchaser, the Companies and each Subsidiary against the following Taxes (except to the extent the Closing Balance Sheet specifically reserves for such Taxes) and, except as otherwise provided in Section 7.4, against any loss, damage, liability or expense, including reasonable fees for attorneys and other outside consultants, incurred in contesting or otherwise in connection with any such Taxes: (i) Taxes imposed on the Companies or any Subsidiary with respect to taxable periods ending on or before the Closing Date (including but not limited to the Section 338(h)(10) Election described in Section 7.8); (ii) with respect to taxable periods beginning on or before the Closing Date and ending after the Closing Date, Taxes imposed on the Companies or any Subsidiary which are allocable, pursuant to Section 7.1(b), to the portion of such period ending on the Closing Date; (iii) Taxes imposed on any member of any affiliated group with which any of the Companies and the Subsidiaries file or have filed a Return on a consolidated or combined basis for a taxable period ending on or before the Closing Date; (iv) Taxes imposed on the Purchaser or any of the Companies or Subsidiaries as a result of any breach of warranty or misrepresentation under Section 3.24. The Purchaser shall be responsible for Taxes and associated expenses not allocated to the Sellers pursuant to the first sentence hereof.

(b) In the case of Taxes that are payable with respect to a taxable period that begins before the Closing Date and ends after the Closing Date, the portion of any such Tax that is allocable to the portion of the period ending on the Closing Date shall be:

                  in the case of Taxes that are either (x) based upon or related to income or receipts, or (y) imposed in connection with any sale or other transfer or assignment of property (real or personal, tangible or intangible), (other than conveyances pursuant to this Agreement, as provided under Section 7.7), deemed equal to the amount which would be payable if the taxable year ended with the Closing Date; and

                  in the case of Taxes imposed on a periodic basis with respect to the assets of any of the Companies or Subsidiaries, or otherwise measured by the level of any item, deemed to be the amount of such Taxes for the entire period (or, in the case of such Taxes determined on an arrears basis, the amount of such Taxes for the immediately preceding period), multiplied by a fraction the numerator of which is the number of calendar days in the period ending on the Closing Date and the denominator of which is the number of calendar days in the entire period, provided however, that the amount payable in respect of such Taxes shall not exceed the Taxes that would have been payable if such Taxes were calculated as of the Closing Date.

         Returns and Payments.

         From the date of this Agreement through and after the Closing Date, the Sellers shall prepare and file or otherwise furnish in proper form to the appropriate Governmental Authority (or cause to be prepared and filed or so furnished) in a timely manner all Tax returns, reports and forms ("Returns") relating to the Companies and the Subsidiaries that are due on or before or relate to any taxable period ending on or before the Closing Date (and the Purchaser shall do the same with respect to any taxable period ending after the Closing Date). Returns of the Companies and the Subsidiaries not yet filed for any taxable period that begins before the Closing Date shall be prepared in a manner consistent with past practices employed with respect to the Companies and the Subsidiaries (except to the extent counsel for the Sellers or any of the Companies renders a legal opinion that there is no reasonable basis in law therefor or determines that a Return cannot be so prepared and filed without being subject to penalties). With respect to any Return required to be filed by the Purchaser or the Sellers with respect to the Companies and the Subsidiaries and as to which an amount of Tax is allocable to the other party under Section 7.1(b), the filing party shall provide the other party and its authorized representatives with a copy of such completed Return and a statement certifying the amount of Tax shown on such Return that is allocable to such other party pursuant to Section 7.1(b), together with appropriate supporting information and schedules at least 20 Business Days prior to the due date (including any extension thereof) for the filing of such Return, and such other party and its authorized representatives shall have the right to review and comment on such Return and statement prior to the filing of such Return.

         The Sellers shall pay or cause to be paid when due and payable all Taxes with respect to the Companies and the Subsidiaries which are the responsibility of Sellers under this Section 7 to the extent such Taxes exceed the amount, if any, accrued for such Taxes as current Taxes payable on the Closing Balance Sheet, and the Purchaser shall so pay or cause to be paid Taxes for any taxable period after the Closing Date which are the responsibility of the Purchaser under this Agreement (subject to its right of indemnification from the Sellers by the date set forth in Section 7.5 for Taxes attributable to the portion of any Tax period that includes the Closing Date pursuant to Sections 7.1(a) and 7.1(b)).

     Refunds. Any Tax refund (including any interest with respect thereto) relating to the Companies or any Subsidiary for any taxable period prior to the Closing Date (except for any refund included on the Closing Date Balance Sheet, which shall be the property of the Purchaser, and if paid to the Sellers, shall be paid over promptly to the Purchaser) shall be the property of the Sellers, and if received by the Purchaser, the Companies or any Subsidiary, shall be paid over promptly to the Sellers. Notwithstanding the foregoing sentence, any Tax refund (or equivalent benefit to the Seller through a reduction in Tax liability) for a period before the Closing Date arising out of the carryback of a loss or credit incurred by any Company or any Subsidiary in a taxable year ending after the Closing Date shall be the property of the Purchaser and, if received by the Seller, shall be paid over promptly to the Purchasers.

         Contests.

         After the Closing, the Purchaser shall promptly notify the Sellers in writing of any written notice of a proposed assessment or claim in an audit or administrative or judicial proceeding of the Purchaser or of any of the Companies or Subsidiaries which, if determined adversely to the taxpayer, would be grounds for indemnification under this Article VII; provided, however, that a failure to give such notice will not affect the Purchaser's right to indemnification under this Article VII except to the extent, if any, that, but for such failure, the Sellers could have avoided all or a portion of the Tax liability in question.

         In the case of an audit or administrative or judicial proceeding that relates to periods ending on or before the Closing Date, provided that the Sellers acknowledge in writing their liability under this Agreement to hold the Purchaser, the Companies and the Subsidiaries harmless against the full amount of any adjustment which may be made as a result of such audit or proceeding that relates to periods ending on or before the Closing Date (or, in the case of any
         taxable  year  that  includes  the  Closing   Date,   against  an
         adjustment allocable under Section 7.1(b) to the portion of such year ending on or before the Closing Date), the Sellers shall have the right at their expense to participate in and control the conduct of such audit or proceeding but only to the extent that such audit or proceeding relates solely to a potential adjustment for which the Sellers could be held liable hereunder; the Purchaser also may participate in any such audit or proceeding and, if the Sellers do not assume the defense of any such audit or proceeding, the Purchaser may defend the same in such manner as it may deem appropriate, including, but not limited to, settling such audit or proceeding after giving ten business days' prior written notice to the Sellers setting forth the terms and conditions of settlement.

         With respect to issues relating to a potential adjustment for which both the Sellers and the Purchaser or the Companies or any Subsidiary could be liable, each party may participate in the audit or proceeding.

         Neither the Purchaser nor the Sellers shall enter into any compromise or agree to settle any claim pursuant to any Tax audit or proceeding which would adversely affect the other party for such year or any other year without the written consent of the other party, which consent may not be unreasonably withheld. The Purchaser and the Sellers agree to cooperate, and the Purchaser agrees to cause the Companies and the Subsidiaries to cooperate, in the defense against or compromise of any claim in any audit or proceeding.

         Conveyance Taxes

     The Seller and the Purchaser shall each pay one half of any real property transfer, sales, use, transfer, value added, stock transfer, and stamp taxes, any transfer, recording, registration, and other fees, and any similar Taxes which become payable in connection with the transactions contemplated by this Agreement, and shall file such applications and documents as shall permit any such Tax to be assessed and paid on or prior to the Closing Date in accordance with any available per sale filing procedure. The Purchaser shall execute and deliver all instruments and certificates necessary to enable the Seller to comply with the foregoing.

         Miscellaneous

         The Sellers and the Purchaser agree to treat all payments made by either of them to or for the benefit of the other (including any payments to the Companies or any Subsidiary) under this Article VII, under other indemnity provisions of this Agreement and for any misrepresentations or breaches of warranties or covenants as adjustments to the Purchase Price or as capital contributions for Tax purposes and that such treatment shall govern for purposes hereof except to the extent that the Laws of a particular jurisdiction provide otherwise, in which case such payments shall be made in an amount sufficient to indemnify the relevant party on an after-Tax basis.

         Any tax sharing agreement or arrangement between the Sellers and any of the Companies or Subsidiaries shall be terminated immediately prior to the Closing.

         Notwithstanding any provision in this Agreement to the contrary, the obligations of the Sellers to indemnify and hold harmless the Purchaser, the Companies and the Subsidiaries pursuant to this Article VII, and the representations and warranties contained in Section 3.24, shall terminate at the close of business on the day following the expiration of the applicable statute of limitations with respect to the Tax liabilities in question (giving effect to any waiver, mitigation or extension thereof).

         From and after the date of this Agreement, the Sellers shall not without the prior written consent of the Purchaser (which may, in its sole and absolute discretion, withhold such consent) make, or cause or permit to be made, any Tax election (other than the Section 338(h)(10) Election) that would affect any of the Companies or Subsidiaries.

     For purposes of this Article VII, "the Purchaser" and "the Sellers," respectively, shall include each member of the affiliated group of corporations of which it is or becomes a member (other than the Companies and the Subsidiaries, except to the extent expressly referenced). Anything to the contrary in this Article VII notwithstanding, the parties acknowledge that the capital stock of SPAB is not being sold to the Purchaser pursuant to this Agreement and that the provisions of Article VII, as to SPAB shall be interpreted accordingly.

     Purchase Price Allocation The parties agree to allocate the Purchase Price as follows: $150,000,000 for shares of common stock of SPINC, $43,000,000 for the Shares of capital stock of the SPBV Companies and $87,000,000 for the SPAB Assets. No party will take a position on any tax return, before any governmental agency, or in any judicial proceeding, that is in any way inconsistent with such allocation. In the event of a Purchase Price Adjustment pursuant to Section 2.6 of this Agreement the Purchase Price Allocation pursuant to this Section 7.7 shall be proportionately adjusted.

         Section 338(h)(10) Election

         Sellers  agree to join  with  Purchaser  in making  an  election  under
         Section 338(h)(10) of the Code and any corresponding election under state law with respect to the purchase of the shares of SPINC (the "Elections"), and to sign a mutually acceptable Form 8023, Elections under Section 338 for Corporations Making Qualified Stock Purchases, at Closing, evidencing such election. Sellers will include any income, gain, loss, deduction, or other tax item resulting from the Section 338(h)(10) election on their Tax Returns to the extent required by applicable law. Sellers shall also pay any Tax imposed on SPINC or its subsidiaries attributable to the making of the Section

         338(h)(10) election, including, but not limited to any tax imposed under Regulation Section 1.338(h)(10)-1(e)(5) or any state or local or foreign tax imposed on SPINC or its subsidiaries' gain.

         Prior to the Closing and in connection with the Elections, the parties shall agree upon a schedule which sets forth the allocation of that portion of the Purchase Price allocated to the purchase of SPINC under
         Section 7.7 among the assets of SPINC. Such allocations shall be made in accordance with Section 338(h)(10) of the Code and any applicable Treasury Regulations.

                              CONDITIONS TO CLOSING

     Conditions to Obligations of the Sellers. The obligations of the Sellers to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment, at or prior to the Closing, of each of the following conditions:

         Representations, Warranties and Covenants. The representations and warranties of the Purchaser contained in this Agreement shall have been true and correct in all material respects when made and shall be true and correct in all material respects as of the Closing, with the same force and effect as if made as of the Closing Date, other than such representations and warranties as are made as of another date, the covenants and agreements contained in this Agreement to be complied with by the Purchaser on or before the Closing shall have been complied with in all material respects, and the Sellers shall have received a certificate from the Purchaser to such effect signed by a duly authorized officer thereof;

         Covenants. The Purchaser shall have complied in all material respects with all obligations to be performed by it under the terms of the Agreement on or before the Closing Date.

         HSR Act and Other Analogous Filings. Any waiting period (and any extension thereof) under the HSR Act applicable to the purchase of the Shares contemplated hereby shall have expired or shall have been terminated and any analogous waiting period (and any extension thereof) under the analogous anticompetition laws applicable to the transactions contemplated hereby shall have expired or shall have been terminated;

         No Proceeding or Litigation. No Action shall have been commenced by or before any Governmental Authority against either the Sellers or the Purchaser, seeking to restrain or materially and adversely alter the transactions contemplated by this Agreement which, in the reasonable, good faith determination of the Sellers, is likely to render it impossible or unlawful to consummate such transactions; provided, however, that the provisions of this Section 8.1(d) shall not apply if the Sellers have directly or indirectly solicited or encouraged any such Action;

         Resolutions. The Sellers shall have received a true and complete copy, certified by the Secretary or an Assistant Secretary of the Purchaser, of the resolutions duly and validly adopted by the Board of Directors of the Purchaser evidencing its authorization of the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby;

         Incumbency Certificate. The Sellers shall have received a certificate of the Secretary or an Assistant Secretary of the Purchaser certifying the names and signatures of the officers of the Purchaser and authorized to sign this Agreement and the other documents to be delivered by hereunder;

         Guaranty.  The Sellers shall have received the Purchaser Parent
         Guaranty;

         Legal Opinion. The Sellers shall have received from Wilson Sonsini Goodrich & Rosati, Professional Corporation, a legal opinion, addressed to the Sellers and dated the Closing Date, containing such opinions, and taking such qualifications, as are customary in transactions of this nature; and

     (a) Consents and Approvals. The Sellers shall have received, each in form and substance reasonably satisfactory to the Sellers all third party consents and estoppel certificates listed on Schedule 3.7(b), except where the failure to obtain any such consents would not have a Material Adverse Effect.

     Conditions to Obligations of the Purchaser. The obligations of the Purchaser to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment, at or prior to the Closing, of each of the following conditions:

         Representations, Warranties and Covenants. The representations and warranties of the Sellers contained in this Agreement shall have been true and correct in all material respects (without giving effect for the purposes of this Section 8.2 to any Knowledge or other similar qualifications) when made and shall be true and correct as of the Closing with the same force and effect as if made as of the Closing, other than such representations and warranties as are made as of another date and except where the failure to be true and correct would not have a Material Adverse Effect, the covenants and agreements contained in this Agreement to be complied with by the Sellers on or before the Closing shall have been complied with in all material respects, and the Purchaser shall have received certificates of the Sellers to such effect signed by duly authorized officers thereof and from each of the Seller Representatives as to the matters and time periods set forth in such certificates;

         Covenants. Sellers shall have complied in all material respects with all obligations to be performed by them under the terms of the Agreement on or before the closing date;

         HSR Act and Other Analogous Filings. Any waiting period (and any extension thereof) under the HSR Act applicable to the purchase of the Shares contemplated hereby shall have expired or shall have been terminated and any analogous waiting period (and any extension thereof) under the analogous anticompetition laws applicable to the transactions contemplated hereby shall have expired or shall have been terminated;

         No Proceeding or Litigation. No Action shall have been commenced or threatened by or before any Governmental Authority against either the Sellers or the Purchaser, seeking to restrain or materially and adversely alter the transactions contemplated hereby which the Purchaser believes, in its reasonable discretion, is likely to render it impossible or unlawful to consummate the transactions contemplated by this Agreement or which could have a Material Adverse Effect; provided, however, that the provisions of this Section 8.2(d) shall not apply if the Purchaser has solicited or encouraged any such Action;

         Resolutions of the Sellers. The Purchaser shall have received true and complete copies, certified by the Secretary or an Assistant Secretary of each of the Sellers, of the resolutions duly and validly adopted by the Sellers' respective Boards of Directors evidencing their authorization of the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby;

         Incumbency Certificates of the Sellers. The Purchaser shall have received a certificate of the Secretary or an Assistant Secretary of each of the Sellers certifying the names and signatures of the officers of the Sellers authorized to sign this Agreement and the other documents to be delivered hereunder;

         Legal Opinion. The Purchaser shall have received from Mintz Levin Cohn Ferris Glovsky and Popeo, P.C. a legal opinion, addressed to the Purchaser and dated the Closing Date, containing such opinions, and taking such qualifications, as are customary in transactions of this nature;

         Consents and Approvals. The Purchaser shall have received, each in form and substance reasonably satisfactory to the Purchaser, all third party consents and estoppel certificates listed on Schedule 3.7(b), except where the failure to obtain any such consents would not have a Material Adverse Effect;

         Resignations of the Companies' Directors. The Purchaser shall have received the resignations, effective as of the Closing, of all the directors and officers of each of the Companies and Subsidiaries, except for such persons as shall have been designated in writing prior to the Closing by the Purchaser to the Sellers;

         Organizational  Documents.  The Purchaser shall have received a copy of
         (i) the Certificates of Incorporation, as amended (or similar organizational documents), of each of the Companies and Material Subsidiaries, certified by the secretary of state (or similar official) of the jurisdiction in which each such entity is incorporated or organized, as of a date not earlier than five Business Days prior to the Closing Date and accompanied by a certificate of the Secretary or Assistant Secretary (or similar official) of each such entity, dated as of the Closing Date, stating that no amendments have been made to such Certificate of Incorporation (or similar organizational documents) since such date, and (ii) the By-laws (or similar organizational documents) of each of the Companies and Material Subsidiaries, certified by the Secretary or Assistant Secretary of each such entity;

         Certificate of Non-Foreign Status. The Purchaser shall have received a certificate from the Sellers (which complies with Section 1445 of the Code) of non-foreign status executed in accordance with the provisions of the Foreign Investment in Real Property Tax Act;

         Good Standing; Qualification to Do Business. The Purchaser shall have received good standing certificates for each of the Companies and Material Subsidiaries from the secretary of state of the jurisdiction in which each such entity is incorporated or organized;

         Financing. The Purchaser shall have received the proceeds of the financing referred to in the Commitment Letter;

         Environmental. The Environmental Studies performed by the Purchaser pursuant to Section 5.6 shall not have revealed, in Purchaser's reasonable judgment, Environmental Claims or remediation issues which would involve Liabilities in excess of $15,000,000;

         Form 8023. The Purchaser shall have received an executed Form 8023 in connection with the acquisition of SPINC from SPUSA;

         Sellers' Parent Guaranty. The Purchaser shall have received the Sellers' Parent Guaranty;

          Audited Financial Statements. The Purchaser shall have received the Audited Financial Statements;

         Other Transactions. (i) The transactions contemplated by the Other Purchase Documents shall have closed concurrently with the Closing hereunder, and (ii) the transactions described on Schedule 8.2(r) shall have been completed to the reasonable satisfaction of Purchaser, except where the failure to complete such transaction would not have a Material  Adverse Effect.  The parties  recognize that the accelerated timing imposed upon the preparation, negotiation and execution of this Agreement, including the preparation and review of the Schedules hereto and to the SPAB Asset Purchase Agreement, may have inadvertently resulted in there being technical errors in this Agreement and in the Other Purchase Documents, including the Exhibits and Schedules thereto, and omissions or errors in the Disclosure Schedule (which do not have a Material Adverse Effect). The parties agree to negotiate in good faith to resolve such issues promptly upon discovery and notice thereof, which, the parties acknowledge may result in additional items being listed in the Disclosure Schedule (which do not have a Material Adverse Effect) within twenty (20) calendar days following the signing of this Agreement. For purposes of this Section 8.2(r), the term Material Adverse Effect shall include the addition or omission of any terms that, in the aggregate, can reasonably be expected to produce a cost to Purchaser or a diminution in value of the Business as proposed to be conducted by Purchaser, of $560,000;

         Evidence. The Purchaser shall have received evidence that all actions required to perfect the transfers of all SPAB Assets, including the SPAB Companies' Shares, under the SPAB Asset Purchase Agreement have been taken and all documents required to perfect the transfers of such SPAB Assets, including the SPAB Companies' Shares, under the SPAB Asset Purchase Agreement shall have been executed.

                                 INDEMNIFICATION

     Survival of Representations and Warranties. The representations and warranties of the Sellers contained in this Agreement, and all statements contained in this Agreement, the Other Purchase Documents, Exhibits to this Agreement, the Disclosure Schedule and any certificate, Financial Statement, Interim Statements or report or other document delivered pursuant to this Agreement or in connection with the transactions contemplated by this Agreement (collectively, the "Acquisition Documents") shall survive the Closing until the 545th day thereafter; provided, however, that (a) the representations, warranties, and covenants dealing with Tax Matters shall survive as provided in
Section 7.6(c), (b) insofar as any claim is made by the Purchaser for the breach of any representation or warranty of the Sellers contained herein relating to environmental matters, such representations and warranties shall, for purposes of such claims by the Purchaser, survive the Closing Date until the fifth anniversary of the Closing Date and (c) insofar as any claim is made by the Purchaser for a breach of the representations and warranties specified in
Section 3.3 and 3.4(d), such representations and warranties shall, for the purposes of such claims by the Purchaser, survive forever. Neither the period of survival nor the liability of the Sellers with respect to the Sellers' representations and warranties shall be reduced by any investigation made at any time by or on behalf of the Purchaser, except as described below. If written notice of a claim has been given prior to the expiration of the applicable representations and warranties by the Purchaser to the Sellers, then the relevant representations and warranties shall survive as to such claim, until such claim has been finally resolved.

         Indemnification by the Sellers

         The Purchaser and its Affiliates, officers, directors, employees, agents, successors and assigns (each an "Indemnified Party") shall be indemnified and held harmless by the Sellers for any and all
         Liabilities, losses, damages, claims, costs (including Business Interruption Costs) and expenses, interest, awards, judgments and penalties (including, without limitation, attorneys' and consultants' fees and expenses) actually suffered or incurred by them (including, without limitation, any Action brought or otherwise initiated by any of them) (hereinafter a "Loss"), arising out of or resulting from:

               the breach of any representation or warranty made in this Agreement by the Sellers, or in the SPAB Asset Purchase Agreement by SPAB;

               the breach of any covenant or agreement contained in this Agreement by the Sellers, or in the SPAB Asset Purchase Agreement by SPAB; and

               (i) Pre-Closing Employee Claims (excluding workers' compensation claims) and Transaction Induced Payments; and

               any Off-Site Environmental Matters or Environmental Claims or remediation with respect thereto arising from or in connection with events or conditions occurring prior to the Closing Date.

     The limitations contained in the representations set forth in Article III with regard to events occurring prior to the Sellers' Acquisition Date shall be inapplicable where it is shown by a preponderance of evidence that any of the Seller Representatives had Knowledge of the events or conditions prior to the Sellers' Acquisition Date that gave rise to such representation or warranty of the Sellers being false when and as made hereunder.

     Notwithstanding any of the foregoing, Purchaser shall not be entitled to indemnification hereunder pursuant to 9.2(a)(i) where it is shown by a preponderance of the evidence that one or more of the Purchaser's executive officers (who were executive officers of the Purchaser prior to the Closing
Date) had actual Knowledge prior to January 12, 2000 that such representation or warranty of the Sellers is false when and as made hereunder.

         An Indemnified Party shall give the Sellers notice of any matter which an Indemnified Party determines has given, or could give rise to, a right of indemnification under this Agreement, within 15 days of such determination, setting out, in reasonable detail, the nature of the claim including, without limitation, the amount of the Loss, if known, and method of computation thereof, and containing a reference to the provisions of this Agreement in respect of which such right of indemnification is claimed or arises. The obligations and Liabilities of the Sellers under this Article IX with respect to Losses arising from claims of any third party which are subject to the indemnification provided for in this Article IX ("Third Party Claims") shall be governed by and contingent upon the following additional terms and conditions: if an Indemnified Party shall receive notice of any Third Party Claim, the Indemnified Party shall give the Sellers notice of such Third Party Claim within 15 days of the receipt by the Indemnified Party of such notice; provided, however, that the failure to provide such notice shall not release the Sellers from any of its obligations under this Article IX except to the extent the Sellers are materially prejudiced by such failure and shall not relieve the Sellers from any other obligation or Liability that it may have to any Indemnified Party otherwise than under this Article IX. If the Sellers acknowledge in writing its obligation to indemnify the Indemnified Party hereunder against any Losses that may result from such Third Party Claim, then the Sellers shall be entitled to assume and control the defense of such Third Party Claim at its expense and through counsel of its choice if it gives notice of its intention to do so to the Indemnified Party within five Business Days of the receipt of such notice from the Indemnified Party; provided, however, that if there exists or is reasonably likely to exist a conflict of interest that would make it inappropriate for the same counsel to represent both the Indemnified Party and the Sellers, then the Indemnified Party shall be entitled to retain its own counsel, in each jurisdiction for which the Indemnified Party determines counsel is required, at the expense of the Sellers. In the event the Sellers exercise their right to undertake any such defense against any such Third Party Claim as provided above, the Indemnified Party shall cooperate with the Sellers in such defense and make available to the Sellers, at the Sellers' expense, all witnesses, pertinent records, materials and information in the Indemnified Party's possession or under the Indemnified Party's control relating thereto as is reasonably required by the Sellers. Similarly, in the event the Indemnified Party is, directly or indirectly, conducting the defense against any such Third Party Claim, the Sellers shall cooperate with the Indemnified Party in such defense and make available to the Indemnified Party, at the Sellers' expense, all such witnesses, records, materials and information in the Sellers' possession or under the Sellers' control relating thereto as is reasonably required by the Indemnified Party. No such Third Party Claim may be settled by the Sellers without the prior written consent of the Indemnified Party which consent shall not be unreasonably withheld.

         The indemnities provided in this Section 9.2(a) shall survive the Closing as described above. Except with respect to claims based on actual fraud or intentional, willful or bad faith breach, the parties agree that the indemnity provided in this Section 9.2 shall be the sole and exclusive remedy of the Purchaser against the Sellers at law or equity for any matter covered by paragraphs (a) and (b) above.

         The amount of any Losses for which indemnification is provided under this Section 9.2 shall be computed net of any insurance proceeds received by the Indemnified Party in connection with such Losses. If the amount with respect to which any claim is made under this Section
         9.2 (an "Indemnity Claim") gives rise to a currently realizable Tax Benefit (as defined below) (after taking into account the tax treatment of the indemnification payment, including the taxability of such payment or the loss of current or future deductions because of such payment) to the party making the claim, the indemnity payment shall be reduced by the amount of the Tax Benefit available to the party making the claim. To the extent such Indemnity Claim does not give rise to a currently realizable Tax Benefit, if the amount with respect to which any Indemnity Claim is made gives rise to a subsequently realized Tax Benefit to the party that made the claim, such party shall refund to the Indemnifying Party the amount of such Tax Benefit when, as and if realized. For the purposes of this Agreement, any subsequently realized Tax Benefit shall be treated as though it were a reduction in the amount of the initial Indemnity Claim, and the liabilities of the parties shall be redetermined as though both occurred at or prior to the time of the indemnity payment. For purposes of this Section 9.2(d), a "Tax Benefit" means an amount by which the tax liability of the party (or group of corporations including the party) is reduced (including, without limitation, by deduction, reduction of income by virtue of increased tax basis or otherwise, entitlement to refund, credit or otherwise) plus any related interest received from the relevant taxing authority. Where a party has other losses, deductions, credits or items available to it, the Tax Benefit from any losses, deductions, credits or items relating to the Indemnity Claim shall be deemed to be realized proportionately with any other losses, deductions, credits or items. For purposes of this Section 9.2(d), a Tax Benefit is "currently realizable" to the extent it can be reasonably anticipated that such Tax Benefit will be realized in the current taxable period or year or in any Tax Return with respect thereto (including through a carryback to a prior taxable period) or in any taxable period or year prior to the date of the Indemnity Claim. In the event that there should be a determination disallowing the Tax Benefit, the Indemnifying Party shall be liable to refund to the Indemnified Party the amount of any related reduction previously allowed or payments previously made to the Indemnifying Party pursuant to this Section 9.2(d). The amount of the refunded reduction or payment shall be deemed a payment under this
         Section 9.2 and thus shall be paid subject to any applicable reductions under this Section 9.2(d).

         The parties agree that any indemnification payments made pursuant to this Agreement shall be treated for tax purposes as an adjustment to the Purchase Price, unless otherwise required by applicable law.

         Each Indemnified Party shall be obligated in connection with any claim for indemnification under this Section 9.2 to use all reasonable efforts to mitigate Losses upon and after becoming aware of any event which could reasonably be expected to give rise to such Losses.

         Notwithstanding  anything to the  contrary  contained  herein,  neither
         Sellers nor any Affiliate of Sellers shall be liable for any consequential, punitive or special damages pursuant to this Agreement or any of the agreements contemplated hereby, except with respect to intentional, willful or bad faith breaches hereof.

         Purchaser shall promptly pay to Sellers any refund or credit (including any interest paid or credited with respect thereto) received by Purchaser, or any Affiliate thereof after the Closing of Taxes relating to any taxable period ending on or before the Closing Date or, with respect to any taxable period beginning before and ending after the Closing Date, Taxes relating to the portion of such period beginning before and ending on the Closing Date. Purchaser shall, if Sellers reasonably so request, cause the relevant related entity to file for any refund or credit to which Sellers believe they are entitled under this Section 9.2(h).

     Limits on Indemnification Notwithstanding anything to the contrary contained in this Agreement, the maximum amount of indemnifiable Losses which may be recovered from the Sellers arising out of or resulting from the causes enumerated in Section 9.2(a)(i-iii) shall be an amount equal to $40,000,000, and the maximum amount which may be recovered for events or conditions specified in
Section 9.2(a)(iv) shall be $15,000,000 and provided, however, that any claim for indemnification with regard to Tax Matters shall be governed by Article VII and shall not be included in such maximum amount. Other than Claims for indemnification with regard to Tax Matters, no claim may be made by the Purchaser with respect to indemnifiable Losses until the aggregate of all indemnifiable Losses exceeds $2,800,000, which amount shall be deductible from the maximum amount of indemnification, and Purchaser shall not be entitled to recover with respect to the first $1,000,000 of Losses. The amount of any Claim payable to the Purchaser by the Sellers in accordance with this Agreement shall first be deducted from the outstanding principal amount owing by the Purchaser under the Note and any remaining amount of indemnification owing by the Sellers hereunder shall be payable in accordance with the terms of this Agreement.

     Tax Matters. Anything in this Article IX (except for the specific reference to Tax matters in Section 9.1) to the contrary notwithstanding, the rights and obligations of the parties with respect to indemnification for any and all Tax matters shall be governed by Article VII.

         Indemnification by the Purchaser.

         Each of the Sellers and their respective Affiliates, officers, directors, employees, agents, successors and assigns (each an "Sellers' Indemnified Party") shall be indemnified and held harmless by the Purchaser for any and all liabilities, losses, damages, claims, costs and expenses, interest, awards, judgments and penalties (including, without limitation, attorneys' and consultants' fees and expenses) actually suffered or incurred by them (including, without limitation, any Action brought or otherwise initiated by any of them) (hereinafter a "Loss"), arising out of or resulting from:

               the breach of any representation or warranty made by the Purchaser in this Agreement;

               the breach of any covenant or agreement by the Purchaser in this Agreement;

               (iii) any claim for severance pay, termination pay, redundancy pay or similar amounts relating to the termination of any employee of the Business on or after the Closing Date, other than with respect to the four employees listed in Section 2(g) of the SPAB Asset Purchase Agreement and any other employees who, prior to the Closing Date, accept employment with Thermo Electron Corporation or any of its Affiliates; or (iv) any claim in respect of vacation accruals included in the Closing Balance Sheet that is not satisfied by the Purchaser after Closing.

         A Sellers' Indemnified Party shall give the Purchaser notice of any matter which a Sellers' Indemnified Party determines has given, or could give rise to, a right of indemnification under this Agreement, within 60 days of such determination, setting out, in reasonable detail, the nature of the claim including, without limitation, the amount of the Loss, if known, and method of computation thereof, and containing a reference to the provisions of this Agreement in respect of which such right of indemnification is claimed or arises. The obligations and liabilities of the Purchaser under this Article IX with respect to Losses arising from claims of any third party which are subject to the indemnification provided for in this Article IX ("Sellers' Third Party Claims") shall be governed by and contingent upon the following additional terms and conditions: if a Sellers' Indemnified Party shall receive notice of any Third Party Claim, the Indemnified Party shall give the Purchaser notice of such Sellers' Third Party Claim within 30 days of the receipt by the Sellers' Indemnified Party of such notice; provided, however, that the failure to provide such notice shall not release the Purchaser from any of its obligations under this Article IX except to the extent the Purchaser is materially prejudiced by such failure and shall not relieve the Purchaser from any other obligation or Liability that it may have to any Sellers' Indemnified Party otherwise than under this Article IX. If the Purchaser acknowledges in writing its obligation to indemnify the Sellers' Indemnified Party hereunder against any Losses that may result from such Sellers' Third Party Claim, then the Purchaser shall be entitled to assume and control the defense of such Sellers' Third Party Claim at its expense and through counsel of its choice if it gives notice of its intention to do so to the Sellers' Indemnified Party within five Business Days of the receipt of such notice from the Sellers' Indemnified Party; provided, however, that if there exists or is reasonably likely to exist a conflict of interest that would make it inappropriate in the judgment of the Sellers' Indemnified Party, in its sole and absolute discretion, for the same counsel to represent both the Sellers' Indemnified Party and the Purchaser, then the Sellers' Indemnified Party shall be entitled to retain its own counsel, in each jurisdiction for which the Sellers' Indemnified Party determines counsel is required, at the expense of the Purchaser. In the event the Purchaser exercises the right to undertake any such defense against any such Sellers' Third Party Claim as provided above, the Sellers' Indemnified Party shall cooperate with the Purchaser in such defense and make available to the Purchaser, at the Purchaser's expense, all witnesses, pertinent records, materials and information in the Sellers' Indemnified Party's possession or under the Sellers' Indemnified Party's control relating thereto as is reasonably required by the Purchaser. Similarly, in the event the Sellers' Indemnified Party is, directly or indirectly, conducting the defense against any such Sellers' Third Party Claim, the Purchaser shall cooperate with the Sellers' Indemnified Party in such defense and make available to the Sellers' Indemnified Party, at the Purchaser's expense, all such witnesses, records, materials and information in the Purchaser's possession or under the Purchaser's control relating thereto as is reasonably required by the Sellers' Indemnified Party. No such Sellers' Third Party Claim may be settled by the Purchaser without the prior written consent of the Sellers' Indemnified Party.

     (c) Notwithstanding anything to the contrary contained herein, neither the Purchaser nor any Affiliate of the Purchaser shall be liable for any consequential, punitive or special damages pursuant to this Agreement or any of the agreements contemplated hereby, except with respect to intentional, willful or bad faith breaches hereof.

     (d) Each Indemnified Party shall be obligated in connection with any claim for indemnification under this Section 9.5 to use all reasonable efforts to mitigate Losses upon and after becoming aware of any event which could reasonably be expected to give rise to such Losses.

                             TERMINATION AND WAIVER

     Termination.  This  Agreement  may be  terminated  at any time prior to the
Closing:

         by the Purchaser if, between the date hereof and the time scheduled for the Closing: (i) any representation or warranty of the Sellers contained in this Agreement and/or the SPAB Asset Purchase Agreement shall not have been true and correct when made, except where the failure to be true and correct would not have a Material Adverse Effect, and the Sellers have been given a reasonable opportunity (which, shall, at a minimum be no less than 10 business days) to cure such misrepresentation, (ii) the Sellers shall not have complied with any covenant or agreement to be complied with by them and contained in this Agreement and/or the SPAB Asset Purchase Agreement, except where the failure to so comply would not have a Material Adverse Effect, and the Sellers have been given a reasonable opportunity (which, shall, at a minimum be no less than 10 business days) to comply with such covenant or agreement; or (iii) the Sellers, or any of the Companies or Subsidiaries makes a general assignment for the benefit of creditors, or any proceeding shall be instituted by or against any of the Sellers, the Companies or Subsidiaries seeking to adjudicate any of them a bankrupt or insolvent, or seeking liquidation, winding up or reorganization, arrangement, adjustment, protection, relief or composition of its debts under any Law relating to bankruptcy, insolvency or reorganization; or

         by the Sellers if, between the date hereof and the time scheduled for the Closing: (i) any representation or warranty of the Purchaser contained in this Agreement and/or the SPAB Asset Purchase Agreement shall not have been true and correct in all material respects when made except where the failure to be true and correct would not have a material adverse effect on the Purchaser's ability to consummate the transactions contemplated hereby, and the Purchaser has been given a reasonable opportunity (which, shall, at a minimum be no less than 10 business days) to cure such misrepresentation, (ii) the Purchaser shall not have complied with any covenant or agreement to be complied with by it and contained in this Agreement and/or the SPAB Asset Purchase Agreement and the Purchaser has been given a reasonable opportunity (which, shall, at a minimum be no less than 10 business days) to comply with such covenant or agreement; or (iii) the Purchaser or any Affiliate makes a general assignment for the benefit of creditors, or any proceeding shall be instituted by or against the Purchaser or such Affiliates seeking to adjudicate any of them a bankrupt or insolvent, or seeking liquidation, winding up or reorganization, arrangement, adjustment, protection, relief or composition of its debts under any Law relating to bankruptcy, insolvency or reorganization,; or

         by either the Sellers or the Purchaser if the Closing shall not have occurred by July 31, 2000; provided, however, that the right to terminate this Agreement under this Section 10.1 shall not be available to any party whose willful failure to fulfill any obligation under this Agreement shall have been the cause of, or shall have resulted in, the failure of the Closing to occur on or prior to such date; or

         by either the Purchaser or the Sellers in the event that any Governmental Authority shall have issued an order, decree or ruling or taken any other action restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement and such order, decree, ruling or other action shall have become final and nonappealable; or

         by the Sellers or Purchaser, if the Commitment Letter shall have been withdrawn; or by the mutual written consent of the Sellers and the Purchaser.

     Effect of Termination. In the event of termination of this Agreement as provided in Section 10.1, this Agreement shall forthwith become void and there shall be no liability on the part of either party hereto except (a) as set forth in Sections 5.3, 10.2 and 11.1 and (b) that nothing herein shall relieve either party from liability for any willful and intentional breach of this Agreement.

     Waiver. Either party to this Agreement may (a) extend the time for the performance of any of the obligations or other acts of the other party, (b) waive any inaccuracies in the representations and warranties of the other party contained herein or in any document delivered by the other party pursuant hereto or (c) waive compliance with any of the agreements or conditions of the other party contained herein. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the party to be bound thereby. Any waiver of any term or condition shall not be construed as a waiver of any subsequent breach or a subsequent waiver of the same term or condition, or a waiver of any other term or condition, of this Agreement. The failure of any party to assert any of its rights hereunder shall not constitute a waiver of any of such rights.

                               GENERAL PROVISIONS

     Expenses. Except as otherwise specified in this Agreement, all costs and expenses, including, without limitation, fees and disbursements of counsel, financial advisors and accountants, incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses, whether or not the Closing shall have occurred.

     Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given or made (and shall be deemed to have been duly given or made upon receipt) by delivery in person, by courier service, by cable, by telecopy, by telegram, by telex or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 11.2):

         if to the Sellers:

                           Thermo Instrument Systems Inc.
                           81 Wyman Street
                           P.O. Box 9046
                           Waltham, MA 02454-9046
                           Telecopy:  (781) 622-1283
                           Attention:  Seth H. Hoogasian, General Counsel

                           with a copy to:

                           Mintz Levin Cohn Ferris Glovsky and Popeo, P.C. One Financial Center
                           Boston, MA  02111
                           Telecopy:  (617) 542-2241
                           Attention:  Neil H. Aronson, Esquire
                           if to the Purchaser:

                           Trimble Navigation Limited
                           645 North Mary Avenue
                           Sunnyvale, CA  94088
                           Telecopy:  (408) 481-8000
                           Attention:  President
                           with a copy to:

                           Wilson Sonsini Goodrich & Rosati
                           650 Page Mill Road
                           Palo Alto, CA 94304
                           Telecopy:    (650) 493-6811
                           Attention:   John Goodrich, Esquire
                                        William Richter, Esquire

     Public Announcements. Except as may be determined by either party's counsel to be relevant in order to comply with federal securities laws, no party to this Agreement shall make, or cause to be made, any press release or public announcement in respect of this Agreement or the transactions contemplated hereby or otherwise communicate with any news media without prior notification to the other party, and the parties shall cooperate as to the timing and contents of any such press release or public announcement.

     Headings. The descriptive headings contained in this Agreement are for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

     Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any Law or public policy, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.

     Entire Agreement. This Agreement and the Exhibits and Schedules attached hereto, and the Confidentiality Agreement constitute the entire agreement of the parties hereto with respect to the subject matter hereof and thereof and supersede all prior agreements and undertakings, both written and oral, between the Sellers and the Purchaser with respect to the subject matter hereof and thereof.

     Assignment. This Agreement may not be assigned by operation of law or otherwise without the express written consent of the Sellers and the Purchaser (which consent may be granted or withheld in the sole discretion of the Sellers or the Purchaser).

     No Third Party Beneficiaries. Except for the provisions of Article IX relating to Indemnified Parties, this Agreement shall be binding upon and inure solely to the benefit of the parties hereto and their permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

     Amendment. This Agreement may not be amended or modified except (a) by an instrument in writing signed by, or on behalf of, the Sellers and the Purchaser or (b) by a waiver in accordance with Section 10.3.

     Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of California, applicable to contracts executed in and to be performed entirely within that state. Venue for any dispute regarding the subject matter for this Agreement shall be the United States District Court for the District of Massachusetts if the Purchaser brings a claim and the United States District Court for the Northern District of California if the Sellers bring a claim.

     Counterparts. This Agreement may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

     Specific Performance. The parties hereto agree that irreparable damage would occur in the event any provision of this Agreement was not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law or equity.

     Further Assurances . Upon the reasonable request of any other party, each party hereto agrees to take any and all actions, including, without limitation, the execution of certificates, documents or instruments, necessary or appropriate to give effect to the terms and conditions set forth in this Agreement. To the extent that any of the matters described in Schedule 8.2(r) is not completed prior to the Closing, the Sellers will use commercially reasonable best efforts to complete all of such outstanding matters within 90 days of the Closing.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

                                     SPECTRA PHYSICS HOLDINGS USA, INC.

                                     By:  /s/ Earl R. Lewis
                                         ----------------------------------
                                          Name: Earl R. Lewis
                                          Title: CEO of Thermo Insturments

                                     SPECTRA PRECISION AB

                                     By:  /s/ Anders Rhodin
                                         ----------------------------------
                                          Name: Anders Rhodin
                                          Title: President

                                     By:  /s/ Erick Asplund
                                         ----------------------------------
                                          Name: Anders Rhodin
                                          Title: Board Member

                                     SPECTRA PRECISION EUROPE HOLDINGS, BV

                                     By:  /s/ Earl R. Lewis
                                         ---------------------------------
                                          Name: Earl R. Lewis
                                          Title: CEO of Thermo Insturments

                                     TRIMBLE ACQUISITION CORP.

                                     By:  /s/ Steven W. Berglund
                                         ----------------------------------
                                           Name: Steven W. Berglund
                                           Title: President and CEO